As filed with the Securities and Exchange Commission on September 3, 2020

Registration No. 333-234514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MediXall Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	8090	33-0964127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2929 East Commercial Blvd., Suite Ph-D

Fort Lauderdale, Florida 33308

Telephone: (954) 440-4678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Swartz

Interim Chief Executive Officer

MediXall Group, Inc.

2929 East Commercial Blvd., Suite Ph-D

Fort Lauderdale, Florida 33308

Telephone: (954) 440-4678

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Telephone: (561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of common stock		Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.001 per share	56,901,826	(2)	$1.00	(3)	$56,901,826	$7,385.86	(4)

(1)	The fee is calculated by multiplying the proposed maximum aggregate offering price by 0.0001298, pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Represents the resale of 56,901,826 shares of common stock by the selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of common stock.

(3)	Represents the fixed price at which the selling stockholders will sell their shares of common stock registered for resale in this prospectus for the duration of this offering.

(4)	The Company previously paid $11,965.34 as the registration fee when it filed the S-1 on November 5, 2019; the updated registration fee is $7,385.86, which accordingly has been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2020

MediXall Group, Inc.

56,901,826 Shares of Common Stock

This prospectus relates to the resale from time to time of 56,901,826 shares of our common stock by the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”).

The Selling Stockholders will sell their shares registered for resale in this prospectus at a fixed price of $1.00 per share for the duration of this offering. See “Determination of Offering Price” and “Plan of Distribution.” We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholders. See “Use of Proceeds” beginning on page 13 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 53 of this prospectus.

Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. under the symbol “MDXL”, although the market for our common stock is extremely limited and sporadic. On September 1, 2020, the closing price of our common stock was $1.06 per share.

We have limited operations. We are not a “blank check company” as defined in Rule 419 under the Securities Act of 1933, as amended, and we have no intention to engage in a business combination as contemplated by Rule 419. Our independent registered public accounting firm has issued an audit opinion for us which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

This offering is highly speculative and these securities involve a high degree of risk. You should only consider purchasing securities if you can afford the loss of your entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2020.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

In some cases, you can identify forward-looking statements by terminology such as “expects,” “anticipates,” “intends,” “projects,” “forecasts,” “targets,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

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The level of demand for our products;

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Competition in our markets;

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Our ability to grow and manage growth profitably;

•

Our ability to access additional capital;

•

Changes in applicable laws or regulations;

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Our ability to attract and retain qualified personnel;

•

The possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

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Other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information, and industry publications. The market research, publicly available information, and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

Unless the context otherwise requires, “we,” “us,” or “the Company” refers to MediXall Group, Inc. and its consolidated subsidiaries.

Overview

MediXall Group, Inc. (hereinafter “MediXall,” “we,” “us,” “our” or the “Company”) seeks to provide consumers with the knowledge and ability to make rapid, cost-effective healthcare purchases through its online platform, MediXall.com and Health Karma, which we refer to herein as the “MediXall Platform”.  We believe that this will finally put people in control of their own healthcare and allow the full benefits of our free market system to be achieved in the healthcare industry. Our website is located at medixall.com.  The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

Our mission is to continually raise the bar of the healthcare experience by using data and technology to help everyone find healthcare providers, services and tools that empower them to make the best decisions along their healthcare journey.

We currently have two active wholly owned subsidiaries through which we operate our business:

1.

MediXall.com, Inc.

2.

Health Karma, Inc.

MediXall.com / Health Karma is our online healthcare platform and is designed to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The MediXall.com / Health Karma platform, when fully launched, will be available through our website at MediXall.com and is all about seeking to make it easier for consumers to learn, decide, and pay for healthcare, without intruding on the important relationship with trusted doctors. Seeking to accomplish this, MediXall has sought to create a unified online environment that can connect physicians and service providers to patients, and payers to the physicians and service providers, across all healthcare settings.

Combining user experience, data, and consumer-first thinking, Medixall has sought to build a highway that makes consumers’ healthcare experience more effective and efficient.  In one lane of the highway we seek to connect healthcare providers to patients and payers, and in the other lane we seek to connect healthcare providers to innovative technology solutions (one example is Telehealth). We believe that by creating this highway, MediXall.com / Health Karma can provide users comprehensive support throughout their entire healthcare journey. Using the MediXall.com / Health Karma platform, everyone will be able to track their deductible and out-of-pocket maximum in real-time, find experienced doctors, estimate health care costs, book in-person and telehealth appointments, and pay for appointments — all in one place.

With the focus on personalized cost estimates, MediXall has aimed to develop functionality to offer users the ability to integrate their existing healthcare benefits to enable the consumer to make confident financial decisions based on their insurance plan and coverage. Powered by a comprehensive database that includes over 1 million doctors in America and connected to thousands of health insurance policies nationwide, we expect that this functionality, through Health Karma will be available in Fourth Quarter of 2020.  With the addition of this new functionality, MediXall has sought to create a one stop shop for helping the consumer, whether they are insured or not, understand what they need, who they need to go to, how much it will cost them and even when they need it.

Thus far, we have launched the MediXall platform marketplace throughout Florida beginning in 2019 in a controlled launch, and we have launched Health Karma throughout the U.S. in a beta release beginning in August 2020.

We seek to generate revenues from the MediXall Platform from fees charged to providers for the use of the technology on the MediXall Platform. We also aim to earn revenue from subscription and services primarily from sales of subscriptions and additional features for the MediXall Platform. Additionally, MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services.

For the fiscal years ended December 31, 2019 and 2018, we generated revenues of $2,685 and $1,858, respectively, and reported net losses of $3,420,951 and $2,983,429, respectively, and negative cash flow from operating activities of $2,342,044 and $2,225,241, respectively. As noted in our consolidated financial statements, as of December 31, 2019, we had an accumulated deficit of $13,649,784. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—Our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Corporate History and Additional Information

MediXall Group, Inc. was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies. The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which is dormant, (2) Medixall Financial Group, which is dormant, (3) Medixaid, Inc., which is dormant (4) MediXall.com, Inc., which were established to carry out the development and operation of our healthcare marketplace platform, and (5) Health Karma, Inc. which was established in 2020 to add additional functionality to the Medixall Platform.

In December 2002, IP Gate, Inc. merged with Action Stocks, Inc. In June 2003, Action Stocks, Inc. merged with Classic Health Systems Inc. and changed its name to Specialized Home Medical Services, Inc. Specialized Home Medical Services changed its name to IGSM Group, Inc. (“IGSM”) in April 2007. In December 2012, the Company contracted the services of TBG Holdings Corporation, which assisted with restructuring the Company into a short-line and regional freight railroad holding company. In June 2013, IGSM acquired all of the outstanding stock of Transportation Management Services, Inc. in exchange for the issuance of 1,500,000 shares of preferred IGSM stock. IGSM changed its name to Continental Rail Corp. in July 2013.

On June 19, 2015, the Company entered into an agreement with Continental Rail, LLC (“LLC”) and the Series A Preferred Shareholders of the Company. The Company was actively seeking to secure financing for the purchase of the Delta Southern Railroad (“Delta”), a Class III short-line railroad headquartered in Tallulah, Louisiana. Delta was subsequently purchased by Golden Gate Capital (“Golden Gate”), a private equity firm in San Francisco, California. Golden Gate decided that it was in its best interest to utilize the railroad operations management skills of certain Preferred Shareholders of the Company to manage the daily operations of Delta (“the Manager”). By the terms of the Agreement, however the Delta Manager cannot be owned (more than 10%) or controlled by a public company. Consequently, the LLC was organized by the Preferred Shareholders as the vehicle to manage Delta and satisfy the conditions set forth in the agreement. In conjunction with this transaction the Company received a 10% interest in the LLC and the preferred shareholders returned their preferred shares to the Company for cancelation.

On June 24, 2016, the Company entered into a share exchange agreement with TBG pursuant to which the Company exchanged 100% of its membership interest in the LLC in exchange for 1,000,000 shares of the Company held by TBG. The 1,000,000 shares were cancelled.

On November 22, 2016, Continental Rail Corp. effected a 1-for-15 reverse stock split of the Company’s issued and outstanding common stock. On December 13, 2016, the Company effected a share exchange and reorganization (the “Merger”) with IHL of Florida, Inc., incorporated in April 2016 and under common control with the Company. Pursuant to the Merger, IHL shareholders transferred to the Company all their issued and outstanding shares of capital stock. In exchange, the Company agreed to issue 41,131,000 shares of common stock to IHL shareholders, including 18,599,750 shares issued to common control parties and 264,894 shares of Series A Preferred Stock, all issued to common control parties, and convertible into 24,900,000 shares of common stock. The share issuances represent approximately 94.1% of the total issued and outstanding shares of common stock of the Company post-closing. As a result, the Company (i) became the 100% parent of IHL; (ii) assumed the operations of IHL; and (iii) changed its name from Continental Rail Corp. to MediXall Group, Inc. The Merger was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. The consolidated financial statements include both entities’ full results since the inception of IHL in April 2016.

Prior to the Merger, on July 8, 2016, IHL entered into a Share Exchange Agreement with MediXall, Inc. MediXall, Inc. had no material operations prior to the share exchange which resulted in the acquisition of $2,200 of debt and no assets or revenue generating activities.

Our principal executive offices are located at 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, and our telephone number is (954) 440-4678. We maintain a website at https://medixall.com/. We make available on our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we file these reports with the SEC. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

THE OFFERING We are registering the resale from time to time by the Selling Stockholders of 56,901,826 shares of common stock.
Common Stock Outstanding Prior to this Offering:	92,683,930 shares of our common stock are issued and outstanding as of September 3, 2020.

Common Stock Outstanding After this Offering:	92,683,930 shares of our common stock.

Common Stock Being Registered for Resale by the Selling Stockholders:	We are registering 56,901,826 shares of common stock held by the Selling Stockholders named herein.

Offering Price Per Share:	$1.00 (for the duration of this offering). See “Determination of Offering Price” and “Plan of Distribution.”

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders.

Risk Factors:

Investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 5 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Trading Market and Ticker Symbol:	Our common stock is quoted on the OTCQB under the symbol “MDXL.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present, for the periods and as of the dates indicated, our selected historical consolidated financial data. The consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2020 and 2019 and the balance sheet data as of June 30, 2020 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2018	2020	2019
			(Unaudited)	(Unaudited)
Condensed Consolidated Statement of Operations Data:
Total revenues	$2,685	$1,858	$—	$1,446
Total operating expenses	3,423,636	2,985,287	2,997,095	1,416,209
Loss from operations	(3,420,951)	(2,983,429)	(2,997,095)	(1,414,763)
Net loss	$(3,420,951)	$(2,983,429)	$(2,997,095)	$(1,414,763)
Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.03)	$(0.02)

			June 30, 2020	December 31, 2019
			(Unaudited)
Condensed Consolidated Balance Sheet Data:
Cash			$572,426	$446,219
Working capital (deficit) (1)			$203,538	$(47,724)
Total assets			$1,100,344	$937,980
Total liabilities			$587,864	$540,220
Total stockholders' equity			$512,480	$397,760
———————
(1) Working capital (deficit) represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common stock. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

RISKS RELATED TO OUR BUSINESS

The Company has no operating history and has a new business model in an emerging and rapidly evolving market.

MediXall is an early-stage development enterprise and lacks any operating history to evaluate in assessing our future prospects. Our business and prospects in light of the risks and difficulties MediXall will encounter as a development stage company in a new and rapidly evolving market must be seriously considered. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results. In addition, we do not know if our business model will operate effectively during the next economic downturn. Furthermore, we are unable to predict the likely duration and severity of any potential adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business. There can be no assurance, therefore, that current economic conditions or worsening economic conditions, or a prolonged or recurring recession, will not have a significant adverse impact on our operating and financial results.

Our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2019 and 2018, we generated revenues of $2,685 and $1,858, respectively, and reported net losses of $3,420,951 and $2,983,429, respectively, and negative cash flow from operating activities of $2,342,044 and $2,225,241, respectively. As noted in our consolidated financial statements, as of December 31, 2019, we had an accumulated deficit of $13,649,784. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We cannot assure you that MediXall will be able to develop the infrastructure necessary to achieve the potential sales growth.

Achieving revenue will require that MediXall develop a functional platform and build the necessary infrastructure to support sales, technical and client support functions. We cannot assure you that we can develop this infrastructure or will have the capital to do so and no commitments for needed capital are in place. MediXall will continue to design plans to establish growth, adding sales and sales support resources as capital permits, but at this time these plans are untested. If MediXall is unable to use any of its anticipated marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or its efforts to satisfy existing clients are not successful, MediXall may not be able to attract clients or retain existing clients on a cost-effective basis and, as a result, our revenue and results of operations would be affected adversely.

The markets that MediXall is targeting for revenue opportunities are emerging within a well-established healthcare industry, are rapidly developing and may change before we can access them.

The markets for traditional internet and mobile web products and services that MediXall is targeting for revenue opportunities are changing rapidly; and the barriers to entry into the niche identified by MediXall are high and require unique experience and qualification. We cannot provide assurance that MediXall will be able to realize these revenue opportunities before they change or before other companies enter or even dominate the market. Furthermore, MediXall has based certain of its revenue opportunities on statistics provided by third party industry sources. Such statistics are based on ever changing customer preferences due to our rapidly changing industry. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to emerge and intensify in the future, which could adversely affect our ability to increase sales, limit client attrition and maintain our prices.

Our business depends on the development and maintenance of the internet infrastructure.

The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

The nature of the MediXall platform requires sophisticated encryption technology to defend against hacking due to the personal information as well as the financial transaction data that will be utilized by a consumer/patient.

The art of hacking databases for the purposes of obtaining personal information as well as financial information on individuals is increasing substantially. MediXall is aware of these risks and will invest substantially in the development of its platform in accordance with the very latest data encryption/protection technologies; however, there is a real risk that the MediXall platform could be compromised at some point in time exposing the company to lawsuits and unfavorable attention that would adversely impact our business and affect our ability to add clients, consumer/patients or manage attrition on the platform.

Our ability to offer MediXall products and services may be affected by a variety of U.S. and foreign laws.

The laws relating to the liability of providers of online and mobile marketing services for activities of their users are in their infancy and currently unsettled both within the U.S. and abroad.  Future regulations could affect our ability to provide current or future programming.

We will depend on the services of our executives.

We depend on the services of our executive officers, director and outside contractors. To date we have not entered into any employment agreements with our executives. The loss of the services of any of our executives could materially harm our business. In addition, we do not presently maintain a key-man life insurance policy on any of our officers or directors.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of other key technical and marketing personnel. The loss of key personnel and the process to replace any of our key personnel would involve significant time and expense, may take longer than anticipated and may significantly delay or prevent the achievement of our business objectives.

Failure to properly maintain effective and secure management information systems, update or expand processing capability or develop new capabilities to meet our business needs could result in operational disruptions and possible loss of data critical to our operations.

Our business will depend significantly on effective and secure information systems and the successful application of these continuously emerging technologies. In the future, these systems could support online customer service functions, provider and member administrative functions and support tracking and extensive analyses of medical expenses and outcome data.

These information systems and applications will require continual investment for maintenance, upgrades and enhancement to meet our operational needs and to handle our expansion and growth. Any inability or failure to properly maintain management information systems, successfully update or expand processing capability or develop new capabilities to meet our business needs in a timely manner could result in operational disruptions, loss of existing customers, difficulty in attracting new customers, impairment of the implementation of our growth strategies, delays in settling disputes with customers and providers, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate reports and other adverse consequences. To the extent a failure in maintaining effective information systems occurs, we may need to contract for these services with third-party management companies, which may be on less favorable terms to us and significantly disrupt our operations and information flow. Furthermore, our business requires the secure transmission of confidential information over public networks.  Because of the confidential information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may prove inadequate to prevent security breaches and our business operations and profitability would be adversely affected by cancellation of contracts, loss of members and potential criminal and civil sanctions if security breaches occur.

General economic conditions, industry cycles, financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance.

General economic conditions, industry cycles, financial, business and other factors may affect our operations. If we cannot generate sufficient cash flow from operations in the future, we may, among other things, be required to take one or more of the following actions:

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seek additional financing in the debt or equity markets;

•

refinance or restructure all or a portion of our indebtedness;

•

sell selected assets;

•

reduce or delay planned capital expenditures; or

•

discontinue operations.

In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, which may prevent us from future expansion and growth in new markets and, thus, negatively affect our business and financial condition.

Risks Related to Our Intellectual Property

If we are unable to prevent unauthorized use or disclosure of our proprietary trade secrets and unpatented know-how, our ability to compete will be harmed.

Proprietary trade secrets, copyrights, trademarks and unpatented know-how are also very important to our business. We will rely on a combination of patents, trade secrets, copyrights, trademarks, confidentiality agreements, and other contractual provisions and technical security measures to protect certain aspects of our intellectual property, especially where we do not believe that patent protection is appropriate or obtainable. We will require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also will require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business; however, these measures may not be adequate to safeguard our proprietary intellectual property and conflicts may, nonetheless, arise regarding ownership of inventions. Such conflicts may lead to the loss or impairment of our intellectual property or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. Our employees, consultants, contractors and other advisors may unintentionally or willfully disclose our confidential information to competitors. In addition, confidentiality agreements may be unenforceable or may not provide an adequate remedy in the event of unauthorized disclosure. Enforcing a claim, that a third party illegally obtained and is using our trade secrets, is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Unauthorized parties may also attempt to copy or reverse-engineer certain aspects of the MediXall platform that we consider proprietary. As a result, third parties attempt to use our proprietary technology or information, and our ability to compete in the market would be adversely affected.

The COVID-19 pandemic has already begun to adversely affect the Company’s business and the ultimate effect of the COVID-19 pandemic on the Company’s operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”). In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The Company’s operations and business have experienced disruption due to the unprecedented conditions surrounding the COVID-19 pandemic spreading throughout world, including in the United States. The Company was unable to file timely with the Securities and Exchange Commission (the “SEC”) its unaudited financial statements for the quarterly period ended March 31, 2020 as a result. The full impact of the COVID-19 Outbreak continues to evolve. The impact of the COVID-19 Outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 Outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

RISKS RELATED TO OUR COMMON STOCK

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTC Markets”). Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock has in the past been a “penny stock” under SEC rules, and our warrants may be subject to the “penny stock” rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock on a national stock exchange, or maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•

If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

A sale of a substantial number of shares of our common stock may cause the price of the common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. This risk is significant because of concentrated positions of our common stock held by a small group of investors.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock in the future. Any return on investment in our common stock may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock would depend on earnings, financial condition, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends on our common stock, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The ability of our principal stockholders, including our Interim CEO and CFO, to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

The principal holders of our common stock, including TBG, our Interim CEO and our CFO, have approximately 35.5% voting control. Because of their stock ownership, they are in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval. The interests of our principal stockholders may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions. The minority stockholders have no way of overriding decisions made by our principal stockholders. This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and / or may sell sufficient numbers of shares to significantly decrease our price per share.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until year-end 2020.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

RISKS RELATED TO HEALTHCARE INDUSTRY

The healthcare regulatory and political framework is uncertain and evolving, and we cannot predict the effect that further healthcare reform and other changes in government programs may have on our business, financial condition or results of operations.

Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, the Affordable Care Act, which includes a variety of healthcare reform provisions and requirements that may become effective at varying times through 2022, substantially changes the way healthcare is financed by both governmental and private insurers, and may significantly impact our industry. Further changes to the Affordable Care Act and related healthcare regulation remain under consideration. In addition, current proposals to implement a single payer or “Medicare for all” system in the U.S., if adopted would likely have a material adverse effect on our business. The full impact of recent healthcare reform and other changes in the healthcare industry and in healthcare spending is unknown, and we are unable to predict accurately what effect the Affordable Care Act or other healthcare reform measures that may be adopted in the future will have on our business.

The healthcare industry is rapidly evolving and the market for technology-enabled services that empower healthcare consumers is relatively immature and unproven. If we are not successful in promoting and improving the benefits of our platform, our growth may be limited and our business may be adversely affected.

The market for our products and services is subject to rapid and significant change and competition. The market for technology-enabled services that empower healthcare consumers is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs, existing competition and the entrance of non-traditional competitors. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. The market for technology-enabled services that empower healthcare consumers is relatively new and unproven, and it is uncertain whether this market will achieve and sustain high levels of demand and market adoption.

Our success depends to a substantial extent on the willingness of consumers to increase their use of technology platforms to manage their healthcare options, the ability of our platform to increase consumer engagement, and our ability to demonstrate the value of our platform to our potential customers. If customers do not recognize or acknowledge the benefits of our platform or our platform does not drive consumer engagement, then the market for our products and services might develop more slowly than we expect, which could adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business. We might make errors in predicting and reacting to relevant business, legal and regulatory trends, which could harm our business. If any of these events occur, it could materially adversely affect our business, financial condition or results of operations.

Finally, our competitors may have the ability to devote more financial and operational resources than we can to developing new technologies and services, including services that provide improved operating functionality, and adding features to their existing service offerings. If successful, their development efforts could render our services less desirable, resulting in the loss of our existing customers or a reduction in the fees we earn from our products and services.

Failure to comply with extensive and complex healthcare laws and regulations may have a material adverse effect on our business.

Healthcare is an extremely complex and regulated industry in the U.S. There are many laws and regulations that could have a material effect on our business, including but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and federal and state regulations controlling patient, provider and intermediary relationships. We have taken, and will continue to take, precautions to ensure compliance with applicable statutes and regulations; however there is no guarantee we will be success in our efforts, and even an unintentional violation of law could have a material adverse effect on our operations and business.

We are subject to privacy regulations regarding the access, use and disclosure of personally identifiable information. If we or any of our third-party vendors experience a breach of personally identifiable information, it could result in substantial financial and reputational harm, including possible criminal and civil penalties.

State and federal laws and regulations govern the collection, dissemination, access and use of personally identifiable information, including HIPAA and HITECH, which govern the treatment of protected health information, and the Gramm-Leach Bliley Act, which governs the treatment of nonpublic personal information. Privacy regulation has become a priority issue in many states, including California, which in 2018 enacted the California Consumer Privacy Act broadly regulating the sale of California residents’ personal information and providing California residents with various rights to access and delete data. In the provision of services to our customers, we and our third-party vendors may collect, access, use, maintain and transmit personally identifiable information in ways that are subject to many of these laws and regulations. Although we have implemented measures to comply with privacy laws, rules and regulations, we may experience data privacy incidents. Any unauthorized disclosure of personally identifiable information experienced by us or our third-party vendors could result in substantial financial and reputational harm, including possible criminal and civil penalties. In many cases, we are subject to HIPAA and other privacy regulations because we are a business associate providing services to covered entities; as a result, the covered entities direct HIPAA compliance matters in the event of a security breach, which complicates our ability to address harm caused by the breach. Additionally, we may be required to report breaches to partners, regulators, state attorney generals, and impacted individuals depending on the severity of the breach, our role, legal requirements and contractual obligations. Continued compliance with current and potential new privacy laws, rules and regulations and meeting consumer expectations with respect to the control of personal data in a rapidly changing technology environment could result in higher compliance and technology costs for us.

Although we do not provide medical care, we could be a party to medical malpractice claims, which could have a material adverse effect on our business.

We do not provide medical care. Rather, we help connect consumers and employers to providers of medical care, products and services. However, we could be a party to lawsuits related to the service we provide, and that could include risk of medical malpractice claims which could increase our insurance premiums, expose us to legal defense cost, and/or impact the brand of the Company, which could lead to a reduction in the number of customers we have and could have a material adverse effect on our revenues and profits.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTCQB under the symbol “MDXL.” The shares registered for resale in this prospectus being offered by the Selling Stockholders will be sold at a fixed price of $1.00 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Stockholders.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Securities

Our common stock is currently quoted on the OTCQB under the symbol “MDXL.”

The following table sets forth the high and low bid quotations of our common stock for each of the periods presented below, as reported by the OTC Markets:

	High	Low

Fiscal Year Ending December 31, 2020
First Quarter	$2.00	$1.65
Second Quarter	$1.69	$0.80
Third Quarter (1)	$1.46	$0.65

Fiscal Year Ended December 31, 2019
First Quarter	$4.00	$1.50
Second Quarter	$2.90	$1.40
Third Quarter	$2.10	$1.99
Fourth Quarter	$2.80	$2.04

Fiscal Year Ended December 31, 2018
First Quarter	$3.00	$2.25
Second Quarter	$3.00	$2.50
Third Quarter	$3.25	$2.28
Fourth Quarter	$3.00	$2.25

———————

(1)

Reflects transactions reported through September 1, 2020.

On September 1, 2020, the closing price of our common stock was $1.06 per share. As of September 3, 2020, 92,683,930 shares of common stock were outstanding.

Holders

As of September 3, 2020, 92,683,930 shares of common stock were issued and outstanding, held by approximately 835 stockholders of record (this number does not include stockholders who hold their stock through brokers, banks and other nominees).

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. The transfer agent’s address is 6725 Via Austin Parkway, Suite 300, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

Dividend Policy

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or
•

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

DESCRIPTION OF BUSINESS

Business Overview

MediXall Group, Inc. (hereinafter “MediXall,” “we,” “us,” “our” or the “Company”) seeks to provide consumers with the knowledge and ability to make rapid, cost-effective healthcare purchases through its online platform, MediXall.com / Health Karma, which we refer to herein as the “MediXall Platform”.  We believe this will finally put people in control of their own healthcare and allow the full benefits of our free market system to be achieved in the healthcare industry. Our website is located at medixall.com.  The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

Our mission is to continually raise the bar of the healthcare experience by using data and technology to help everyone find healthcare providers, services and tools that empower them to make the best decisions along their healthcare journey.

We currently have two active wholly owned subsidiaries through which we operate our business:

1.

MediXall.com, Inc.

2.

Health Karma, Inc.

MediXall.com / Health Karma is our online healthcare platform and is designed to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The MediXall.com / Health Karma platform is all about making it easier for consumers to learn, decide, and pay for healthcare, without intruding on the important relationship with trusted doctors. Seeking to accomplish this, MediXall has sought to create a unified online environment that can connect physicians and service providers to patients, and payers to the physicians and service providers, across all healthcare settings.

Combining user experience, data, and consumer-first thinking, Medixall has sought to build a highway that makes consumers’ healthcare experience more effective and efficient. In one lane of the highway we seek to connect healthcare providers to patients and payers, and in the other lane we seek to connect healthcare providers to innovative technology solutions (one example is Telehealth). By creating this highway, we believe that MediXall.com / Health Karma is able to provide users comprehensive support throughout their entire healthcare journey. Using MediXall, everyone will be able to track their deductible and out-of-pocket maximum in real-time, find experienced doctors, estimate health care costs, book in-person and telehealth appointments, and pay for appointments — all in one place.

With the focus on personalized cost estimates, MediXall aims to develop functionality to offer users the ability to integrate their existing healthcare benefits seeking to enable the consumer to make confident financial decisions based on their insurance plan and coverage. Powered by a comprehensive database that includes over 1 million doctors in America and connected to thousands of health insurance policies nationwide, we expect that this functionality, through Health Karma will be available in the Fourth Quarter of 2020. With the addition of this new functionality, we believe that MediXall will have created a one stop shop for helping the consumer, whether they are insured or not, understand what they need, who they need to go to, how much it will cost them and even when they need it.

We seek to generate revenues from the MediXall Platform from fees charged to providers for the use of the technology on the MediXall Platform. We also aim to earn revenue from subscription and services primarily from sales of subscriptions and additional features for the MediXall Platform. Additionally, MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services.

Summary of Significant Business Operations to Date

To date, we have launched the MediXall.com marketplace throughout Florida beginning in 2019 in a controlled launch, and we have launched Health Karma throughout the U.S. in a beta release beginning in August 2020. Thus far, we have taken and also plan to take the following significant steps in our business operations.  However, there can be no assurance that our planned activities can occur as planned or at all.

•

Built MediXall’s Underlying Technology to Be Highly Scalable & Flexible. We believe that MediXall’s underlying technology is a highly scalable, integrated, application program interface or API-driven technology platform. The platform has been built to accommodate the seamless and quick introduction of new services and products that we plan to introduce. These include vision, dental, behavioral health, dermatology, wellness services, medical tourism services, and other services which are currently in the development stages.

•

Aimed to Reduce the Provider Acquisition Cost Model .. We have developed a company-wide strategy and implemented internal processes which we believe significantly reduce the cost and time in acquiring healthcare providers. With this strategy, we have engaged some of the leading healthcare networks to alleviate the time and cost to enter new markets, licensed healthcare provider and practice information from third-party data providers to create over 1,000,000 physician profiles throughout all 50 states, thus creating a significant obstacle for potential competitors.

•

We Believe that we have Validated MediXall’s Ability to Attract End-Users Through Successful Controlled Launch of MediXall.com throughout the state of Florida.   Through the controlled launch of MediXall.com throughout Florida beginning in 2019, we were able to successfully implement and refine our acquisition and engagement strategy to attract and convert both providers and consumers into active MediXall.com users.

•

Started bringing together a top-notch Internal Development team.  With the opportunities and growth trajectory in front of the company, our goal was to build a team proficiently skilled in critical product development in a timely fashion. Speed to market is a critical factor in success. As such, we believe that we have expedited a high-quality internal development team within the MediXall organization.

•

Started Building a high-quality Internal Product Design and Marketing team. Within the complexities in healthcare, as well as the everchanging environment in healthcare, it is important that the company is able to tell the MediXall story in a way that resonates with our desired audience and create a user experience that emphasizes value. To ensure consistent messaging and user experience throughout the MediXall Platform, accelerate the company’s visibility and build credibility for the MediXall brand, we initiated a high-quality internal product design and marketing team.

•

Developed MediXall Healthcare Ecosystem seeking to take Advantage of New Technologies. We developed the MediXall Healthcare Ecosystem as a unified online environment connecting physicians and other healthcare providers to patients, and payers to the providers, across all healthcare settings. We believe that this has positioned it as a dynamic distribution platform that attracts and supports new generations of healthcare technologies and services, delivering innovative solutions benefiting MediXall, our end-users, and the healthcare industry as a whole.

•

Experienced Management Team & Board of Advisors. Over the past two years MediXall Group has put together a leadership team comprised of extensive healthcare, technology, and business-scaling expertise from decades of leadership experience at world-class organizations.  Through this, MediXall has eyes, ears and minds to foster a culture of transparency and alignment whereby the entire organization works together to solve complex problems.

Our Market Opportunity

We believe that favorable macro-economic trends, in combination with the expansion of our capabilities, present significant opportunities for on-demand and consumer driven healthcare to address the most pressing, universal healthcare challenges through solutions, such as ours.

Barriers and inefficiencies in healthcare systems around the world present market participants with major global challenges such as:

•

consumers lack sufficient access to high quality, cost effective healthcare at appropriate sites of care, while bearing an increasing share of costs;

•

employers and health plans lack effective solutions that reduce costs while enhancing healthcare access for beneficiaries;

•

providers lack flexibility to increase productivity by delivering healthcare on their own terms.

Traditional market participants are therefore increasingly unable to effectively and efficiently receive, deliver or administer healthcare.  At the same time, the emergence of technology platforms solving massive structural challenges in other industries has highlighted the need for similar solutions in healthcare. We believe there is a significant opportunity to solve these challenges through an online solution, such as ours, that matches consumer demand and physician supply in real-time, while offering health plans and employers an attractive, cost-effective healthcare alternative for their beneficiaries. We believe that MediXall.com offers a solution to address these challenges.

Rising Healthcare Costs.   Healthcare spending, overall, is very high in the United States, and growing. From 2005 to 2018, health care spending in the United States tripled. According to the 2018 National Health Expenditures Report by the Centers for Medicare and Medicaid Services (CMS), healthcare spending reached nearly $3.6 trillion, up 4.6% from 2017. About 10% of that $3.6 trillion spent on health care was paid for directly by consumers through out-of-pocket costs, which was about $375.6 billion. That makes healthcare one of the country’s largest industries, equaling approximately 17.7% of gross domestic product (“GDP”). In comparison, health care costs were $27.2 billion in 1960, just 5% of GDP. That translates to an annual health care cost of $11,172 per person in 2018 versus just $146 per person in 1960. Health care costs have risen faster than annual income. According to the CMS National Health Expenditure Projections 2018-2027 Forecast Summary Report, U.S. health care spending is projected to reach nearly $6.0 trillion by 2027, 19.4% of GDP.  Furthermore, the average insurance premium for consumers has risen 22% over the past five years, to $7,188 for single coverage in 2019, and to nearly $20,576 for family coverage, according to the Kaiser Family Foundation’s 2019 Employer Health Benefits Survey Report. However, only 80% of health insurance premiums go towards paying for service, while the other 20% is lost in administrative overhead. Oftentimes healthcare providers go unpaid for months, or longer — causing ever increasing costs.  Despite employers paying about three quarters of their workers’ premiums, according to the Society for Human Resource Management, individual workers’ health costs have gone up as well. In addition to premium increases, their out-of-pocket costs, which include what they spend for deductibles, co-pays and co-insurance, have risen too. According to a 2019 Kaiser Family Foundation’s analysis of IBM MarketScan Commercial Claims and Encounters Database and KFF Employer Health Benefits Survey, 2018, between 2008 and 2018, health costs incurred by families covered by large employers – including premium contributions and out-of-pocket spending on health services – has increased 67% from $4,617 to $7,726.

Wasteful spending amidst rising costs in U.S. healthcare system. According to the “Waste in the US Health Care System” research report published in 2019 by the Journal of the American Medical Association, estimated cost of waste in the US health care system ranged from $760 billion to $935 billion, accounting for approximately 25% of total health care spending. Examples of waste include failure to adhere to best care practices and lack of care coordination, which leads to unnecessary readmissions and inappropriate levels of care delivery. Wasteful spending includes significant variation among providers in the cost and quality of similar care from provider to provider and market to market that is not explained by geography alone and also includes overtreatment, which is testing and care that is not medically beneficial. Additionally, the healthcare system has many inefficient processes that are manual, complex, frequently changing and time consuming, are prone to error, costly and require undue amounts of clinicians’ and other professionals’ time. According to the CMS National Health Expenditure Projections 2018-2027 Forecast Summary Report, This implies that healthcare spending is increasing at a 5.6% annual growth rate, or 3.2% higher than expected inflation over the same period. Given the significant and lasting financial burden of ongoing rising costs and wasteful spending on society, both governmental and commercial payers and providers are increasingly focused on reducing costs attributable to administrative complexity and errors, excessive manual labor, and uncoordinated, unproductive, ineffective care whose value is not well determined or communicated. As a result, we expect continued strong demand for solutions that can aid in reducing waste, improve efficiency and help ensure delivery of clinically appropriate, value-based care.

Increasing consumerism in healthcare. As patients pay an ever-growing share of their healthcare costs, they are increasingly demanding higher quality care, increased cost transparency, shared decision making and convenience. According to the Master Patient Experience Survey 2020 by Software Advice, almost three quarters, 71% of surveyed patients use online reviews as the very first step to finding a new doctor. As such, patient experience and satisfaction are becoming important priorities for providers as they compete to attract and retain new patients. Moreover, healthcare providers are increasingly becoming more patient- centric due to increased competition and development of more targeted technologies. We believe the healthcare industry has significantly lagged behind other consumer-centric industries, such as retail, banking and entertainment. We believe that technology can enable patients to assume greater control of their own health, and research has shown that activated, engaged patients have better health experiences and better outcomes.

Consumerism has entered the healthcare industry with force. Consumers have become the fastest-growing payer of healthcare services. As with any purchase, the more you pay, the more you expect in return. As out-of-pocket healthcare costs balloon, consumers demand more from healthcare organizations. After decades of consumer-averse thinking and less-than-exceptional experiences, consumers have grown sick and tired of an industry meant to keep them well. Once an afterthought in a system built around physicians and payers, consumers are now better informed, less patient, and laser-focused on quality and cost. Having cut their teeth on experiences with a broad range of industries, consumers now come to healthcare with great expectations.

Increasing patient financial responsibility in healthcare. The unsustainable levels of spending on healthcare and extreme inefficiencies in the system have driven an increased focus by employers and health plans to control healthcare expenditures. As these healthcare expenditures continue to rise, employers and health systems have shifted more of the cost to patients through increased cost sharing and the use of high-deductible health plans.  According to a 2019 Kaiser Family Foundation’s analysis of IBM MarketScan Commercial Claims and Encounters Database and KFF Employer Health Benefits Survey, 2018, between 2008 and 2018, health costs incurred by families covered by large employers – including premium contributions and out-of-pocket spending on health services – has increased 67% from $4,617 to $7,726,  These trends have resulted in significant increases in out-of-pocket patient spending, which CMS expects to total $586 billion by 2027. The emergence of the patient as a major payer of healthcare is a dramatic shift in the industry payment landscape, which has historically been between the insurer and healthcare provider organization. We believe that healthcare provider organizations have had ineffective channels to communicate and transact directly with patients, and traditional approaches have lacked personalization and data- driven analysis. Increases in patient financial responsibility require provider staff to obtain payment from the patient before and after the point of care, tasks that are best accomplished with more automated registration, billing and collection workflows, as well as patient-centric payment options. Against this backdrop, patients have historically struggled to understand their bills. According to the 2017 McKinsey & Company Healthcare Industry analysis, by some estimates, healthcare provider organizations collect only half of patient balances after initial visit, which contributes to incremental financial pressure.

The Healthcare Opportunity

While the U.S. leads the world in medical research and biotech breakthroughs, it also has the world’s costliest care system, representing nearly 18% of GDP. Healthcare spending, overall, is very high in the United States, and growing. From 2005 to 2018, health care spending in the United States tripled. According to the 2018 National Health Expenditures Report by the Centers for Medicare and Medicaid Services (CMS), healthcare spending reached nearly $3.6 trillion, up 4.6% from 2017. About 10% of that $3.6 trillion spent on health care was paid for directly by consumers through out-of-pocket costs, which was about $375.6 billion. In addition, about a third of $3.6  trillion dollars in annual spending is wasted —lost in paperwork, unnecessary procedures, lack of coordination, and other inefficiencies.

That all translates into rising insurance premiums and higher deductibles. The proliferation of high deductible health plans we are seeing today marks the beginning of the return of the individual health care consumer. Before a patient reaches and exceeds their insurance deductible, a patient shopping for an MRI, a strep test, or just about anything else, will act just like any other customer shopping in the market for any other goods or services. For any purchase before hitting the deductible, the patient is “paying with their own money,” and will be price sensitive, therefore willing to shop around among different providers of the same medical service.

However, unlike most other consumer-driven transactions, there is a significant outside influence driving patients’ decisions: Health insurance.

Health insurance introduces cost uncertainty into virtually every patient-driven decision. As reported in the 2018 Alegeus Consumer Health & Financial Fluency Report, consumers don’t understand the basics of health insurance. Nearly half (42%) said they “aren’t confident they understand how health insurance works.” Half (50%) said they “don’t know what counts toward their deductible.” And nearly half (45%) “don’t know how to validate whether a procedure is covered by their plan.” Alegeus also found that more than half (51%) of respondents couldn’t figure out what they would likely pay out-of-pocket during their plan year, which is a considerable source of financial stress.

Most people know what a premium is when it comes to their insurance, because they have to pay it every month. But when PolicyGenius surveyed more than 2,000 Americans to see if they could define four other key health insurance terms: deductible, co-insurance, co-pay, and out-of-pocket maximum, only 4% of Americans could actually define all four terms.

All this research indicates that a large number of consumers don’t fully understand the basic language of healthcare and health insurance. As a result, patients are understandably confused about what their healthcare will cost - they regularly can’t understand their medical bills, have difficulty finding out what doctor they should go to and how much they will have to pay out of their own pocket or even what payment options are available. All this leads to hesitancy to their buying decisions when it comes to healthcare.

Our Opportunity to Remove the Confusion from Healthcare

No one wants to spend their hard-earned money without knowing what they're purchasing and how much it will cost. At MediXall, we ask one simple question: Why should Healthcare be any different?

Consumers are still navigating the confounding, expensive maze of healthcare largely alone. The industry remains geared around reactive care. While some companies have emerged that are helping consumers become educated advocates along their care journey, we have yet to see a platform that we believe can offer complete support to consumers through their entire healthcare journey.

Accordingly, MediXall has sought to address the following in the MediXall Platform:

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Creating a shopping marketplace for healthcare services, breaking the traditional local network model.

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Reversing the flow of the healthcare relationship/interaction model and become a trusted adviser on the consumer’s side for a spectrum of needs (imagine a healthcare and wellness concierge that helps consumers make informed decisions).

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Integrating deep understanding of consumer habits, motivation, and history to “activate” consumers to live healthy lives. There’s a market void for players to jump in and function as a “GPS for health.”

Our Focus on Connecting the Patient Journey

Learn

Decide

And pay for healthcare

With our tools, consumers can:

- Search for the provider or treatment they need
- Find out how much it will cost them
- Schedule the appointment
- Pay for the service
- And follow up as needed – all in one place

Description of Our Products and Services

Seeking to take advantage of this market opportunity, we have structured the Company into two active wholly owned subsidiaries:  (1) MediXall.com, Inc (2) Health Karma, Inc.

MediXall.com / Health Karma

Thus far, we have launched the MediXall.com marketplace throughout Florida beginning in 2019 in a controlled launch, and we have launched Health Karma throughout the U.S. in a beta release beginning in August 2020.  The MediXall.com / Health Karma platform, when fully launched, will be available through our website at MediXall.com.

The US healthcare system is a minefield for employees and their families, full of unknown differences in total costs and quality within a plan network. From choosing a healthcare provider and managing bills to understanding benefits, navigating the healthcare system is complex.  Employers and their employees share the unnecessary costs of choosing the wrong provider and can benefit greatly from ensuring that the choice of every consumer is guided toward the highest value for everyone.

Typical transparency tools and provider directories fail members and employers in two ways: they publish confusing price ranges across similar facilities without intelligent guidance that includes quality and appropriate settings of care, and they deliver low engagement rates because they assume consumers are eager shoppers, which is proven to be false by leading academic  research.

The reality is that healthcare costs start when people choose a doctor. Choosing the wrong doctor can have a snowball effect, resulting not only in poor care decisions, but also in wasting money on unnecessary, expensive care. MediXall.com / Health Karma seeks to give people the information they need to select the right doctor or the right care from the start, and provide ongoing support throughout their healthcare journey— aiming to save money for people and their companies, while also improving care.

Health Karma™ is a free tool for consumers that seeks to bring cost transparency and choice to healthcare, aiming to eliminate financial surprises and empowering people to make more informed decisions - with or without health insurance.

Research has shown that more consumers are focused on convenience and cost. However, healthcare can be difficult to navigate, is fragmented, and consumers are often unsure what doctor they should go to and how much they will have to pay out of their own pocket or even what payment options are available. Through user feedback from the controlled launch of MediXall.com in Florida, we learned the patients’ obstacles during their healthcare journey was not initially in booking the appointment but the confusion and lack of understanding of what their healthcare will cost and which doctors they should go to. The following are the most the most common obstacles we identified:

•

Consumers aren’t sure about the network status of their doctors, which conflicts with the need to see an in-network doctor to avoid very expensive medical bills

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Insurance networks are confusing – the same type of doctor in the same hospital could be in-network or out-of-network

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Consumers do not know or understand their health plan coverage details

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Lack of understanding about how much is owed for medical services and if the amount is a fair price

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Lack of understanding about the amount covered by their health insurance

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Financial and emotional pressure, often at a difficult time, leaving patients poorly positioned to make smart decisions

Leveraging all the information and feedback we gathered during the controlled launch through its partners, we have now developed the next generation of MediXall.com, Health Karma™, seeking to remove the complexity, decision fatigue and unrelenting confusion that faces the average patient every day in the US health system.

Seeking to address the above obstacles, MediXall Group developed MediXall.com / Health Karma™, as a platform that uses the power of big data to pair transparency with personalization, giving consumers a clear, robust view of care options, enabling them to get the most out of their healthcare.

The user-friendly platform includes access to information from more than 1 million healthcare providers and connects to health insurance policies nationwide to create a streamlined way for consumers to find quality, affordable care regardless of insurance coverage. We believe that individuals will be able to find experienced doctors, estimate costs, track deductibles and out-of-pocket maximums in real time, estimate healthcare costs, book in-person and telehealth appointments, and pay for appointments — all in one place. Health Karma™ plans to offer the following features:

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Talk to a Doctor (telemedicine and teletherapy through a partnership with MeMD)

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Find a Healthcare Provider or Facility

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Real-time Benefits Tracking

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Personalized Cost Estimates (Coming Soon)

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Find Rx Savings (Coming Soon)

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Send Medical Records (Coming Soon)

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Book and Pay for Appointments (Coming Soon)

Ultimately, MediXall has sought to reimagine the healthcare experience to give people a more consumer-centric way to manage their health: immediate, seamless, and tailored to their unique needs.

Easy and accessible benefits – Making healthcare benefits easy to understand and use through the entire health journey – from onboarding and monitoring to everyday use. Users can actively and confidently engage with their health benefits anywhere, anytime.

Personalized health experience – Empowering users to take charge of their health and wellness through targeted health campaigns that come with relevant programs and resources.

Always-on service – Delivering immediate support to solve benefits-related questions and address health-related concerns throughout the health experience.

Our Strategy for MediXall.com / Health Karma

The strategy underlying our planned national rollout of MediXall looks to leverage our brand, our growing audience of intent-driven consumers, our content and the network dynamics on our platform — to increase the value we provide to consumers and healthcare providers, while continuing to drive efficiency in our business model.

Over the past two years, MediXall has been laser focused on filling this void by building and applying technology to create a “healthcare highway” that connects physicians and other healthcare providers to patients, and payers and other healthcare technology solutions to the providers, across all healthcare settings. Starting with pricing transparency and leveraging the just-in-time service delivery model, we intend to expand our service offerings to enable smarter care and empower the customer/patient at virtually every point of the healthcare continuum; whether organically, through acquisitions, or through integration with our strategic partners’ solutions.

As we expand the Healthcare Highway, the MediXall / Health Karma Platform will seek to facilitate such transformation in the future of healthcare by offering community connectivity, interoperability, data analytics, and consumer engagement features and functionality. To accomplish this, we intend to deepen the connection with healthcare industry stakeholders and integrate them into our highway. This will allow us to offer a broader range of healthcare services and products to create frictionless experiences for MediXall Users along the entire healthcare value chain.

Management believes we can leverage our know-how and the scale of our platform to selectively pursue strategic partnerships, investments, & acquisitions. Our strategy is centered on partnering, investing, and acquiring technologies, products, capabilities, clinical specialties and distribution channels that are highly scalable and rapidly growing. We will continue to evaluate and pursue acquisition opportunities that are complementary to our business.

MediXall will function to identify investment and acquisition opportunities in the market and seek to seamlessly integrate innovative solutions that will benefit MediXall.com / Health Karma, our clients, and the healthcare industry as a whole.

Key Focus Areas include:

Innovative Healthcare Solutions – Solutions to assist physicians, hospitals, and health systems, as well as government and private sector payers, to better manage treatment outcomes through patient-centered wellness principles, centered on improving both the quality of care and providing the right care cost-effectively.

Wellness – A rapidly growing trend in health care is wellness – Preventing disease from occurring in the first place. A patient’s genetic predisposition to certain disease states such as blood clotting, cardiovascular disease, or how dietary fats are metabolized can drive health choices leading to improved health.

With MediXall.com / Health Karma’s underlying technology being built as a highly scalable, integrated, application program interface or API-driven technology platform, Management believes it can significantly increase MediXall.com / Health Karma’s service offering through additional investments and acquisitions targeting healthcare verticals such as:

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Telehealth

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Healthcare Fintech

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Third-party Data Providers

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Big Data / AI

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Interoperability

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Cyber Security / HIPAA Solutions

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Claims and Billing Solutions

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Care Coordination

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Referral Management

We feel the 3 groups that will benefit most from using MediXall.com are the patients, the doctors and self-funded employees.

Our Value Proposition

Benefits for Consumers

How It Works

For Patients (ex: MRI)

STEP 1

Haven't met your deductible yet or don't have insurance and need an MRI or procedure?

- Search for available services based on your criteria (price, location, time, personal values, etc.)

STEP 2

Purchase and schedule the service directly from the doctor or facility for 50-70% less than it would cost with insurance

STEP 3

Go to your appointment

- Check-in on your phone and have all your forms already filled automatically

•

Find affordable medical care .. Even if a consumer is uninsured or has a high deductible health plan, with MediXall, we believe that consumers can save money without sacrificing quality medical care.

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Know medical costs upfront .. Consumers will know the cost of your medical care before receiving the bill. That means no unwelcome surprises when it’s time to pay!

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Skip the hassle of insurance companies. When billing through insurance, consumers may have to call several times to ask about coverage, costs, and find out exactly what they’re paying for. With MediXall’s transparency, consumers will find affordable  medical  care  without the stress of an insurance company.

•

Receive customized offers tailored to the consumers specific needs. When a consumer submits a request for medical services, they will receive competitive offers from qualified providers who can meet their medical needs.

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Compare services, qualifications, and bids to find the best provider or facility for the consumer. Consumers don’t have to rely on any third party to choose a provider. In the MediXall Healthcare Marketplace, the patient is in control.

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Book appointment with ease. With MediXall, consumers can search for doctors, dentists, and other medical/dental services; and book appointments based on cost, distance, ratings and availability at the click of a button.

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Engagement in care. By leveraging the power of self-service and providing individualized, flexible scheduling solutions, we engage patients early in their healthcare journey and empower them to be more active in their care decisions.

Benefits to Healthcare Providers

How It Works

For Doctors (ex: Serving Customers Without Insurance)

STEP 1

Tired of dealing with insurance?

- Offer your services in cash prices and get paid directly and immediately from the patient

STEP 2

Offer your services to self-funded employers

- Once again, receive payment immediately without insurance

STEP 3

Need to refer your patients to other doctors or services?

- Create your own referral network based on needs such as transparent pricing, quality, and location

MediXall

•

Attract high-quality cash-paying patients. MediXall matches high-quality cash-paying patients that are well suited for a provider’s practice, while decreasing cancellation and no-show rates. With cash-paying patients, providers will get paid right away instead of having to wait for insurance companies to review and approve claims.

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Improve Consumer Experience. With MediXall, providers can engage consumers with the level of price transparency and digital convenience that they have come to expect in every other aspect of their lives.

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Reduced Overhead. MediXall’s integrated cloud-based platform for the healthcare industry helps providers simplify the way they run their businesses. With MediXall everything is automated, so providers spend less resources scheduling appointments and dealing with billing.

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Managed for Providers .. MediXall aims to take care of everything when it comes to growing the provider’s practice, so providers can focus on delivering exceptional patient experiences. All MediXall Provider Network members have access to a growing toolkit of  support services for establishing and growing their practice.

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Lower risk Patient Acquisition. MediXall seeks to remove the risks associated with marketing. Unlike other marketing solutions, MediXall does not charge a recurring fee for its service, providers only pay when new patients receive medical or dental care.

Benefits to Healthcare Networks

How It Works

For Self-Funded Employers

STEP 1

We analyze your medical claims data to show how we can save you money on healthcare expenditures

STEP 2

Contract with doctors, surgery centers, and imaging/labs to purchase services directly for a 30-50% overall savings

STEP 3

Create a customized solution for employer and its employees

MediXall

•

Expansion of health networks .. Our partnership model seeks to allow health networks to augment their network strategies, without significant additional investment in capital, technology or management resources. We believe that partnering with us can be a more effective, expeditious, economical, and less risky way of developing a coordinated network. Additionally, we believe that our model can better position health networks with consumers and employers by focusing on consumer-driven care and facilitating direct-to-employer relationships.

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Attractive customer base .. Health networks look to partner with us to proactively establish relationships with our users. These partnerships allow health networks to better connect with both consumers and employers.

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Coordinated care .. We digitally integrate our modernized healthcare marketplace model with our health network partners’ provider networks, better coordinating care for users across a continuum of settings. Through better coordination, we seek to provide users with more seamless access to specialty care when needed. We simultaneously seek to reduce excessive health network administrative costs by linking our referral processes and digital technologies with health network partners. We believe that this coordination of care can lead to better experiences and outcomes for users, as well as reduced costs.

Our Technology

MediXall’s underlying technology is a highly scalable, integrated, application program interface or API-driven technology platform. The platform has been built to accommodate the seamless and quick introduction of new services, technologies and functionality that we have introduced through strategic partnerships.

Our proprietary technology platform powers all aspects of our company: engaging members, supporting providers, and advancing business objectives. Our technology is grounded in human-centered design thinking and leverages insights from behavioral design. Our product designers and engineers collaborate closely with our operational team members, as well as our healthcare advisors and providers in the MediXall Network to observe and then optimize workflows. We employ user testing and experiment-driven design (such as A/B testing) to enhance our member and provider experiences.

Our platform is built on a modern cloud-based technology stack, employing Agile development cycles and a DevOps approach to infrastructure. Unlike with traditional healthcare IT, our technology platform is updated frequently, without long upgrade cycles. Our modular, service-oriented architecture utilizes API standards for ease of implementing new functionalities and integrating with external systems. Data is at the heart of our technology. We integrate machine learning and natural language processing to automate recommendations and workflows, uncovering insights that we incorporate back into the design of the platform.

We are focused on building a modern, integrated technology platform the encapsulates functionalities seen in many fragmented health care and other IT solutions, including: customer relationship and membership management tools, population health solutions, patient portals, patient health records, scheduling systems, resource management tools, contact center software, virtual care offerings, practice management systems, reporting and analytics packages, amongst others.

With the opportunities and growth trajectory in front of the company, we believe that we have built a high-quality internal development team capable of making critical product development decisions daily in order to maintain speed. Speed to market is a critical factor in success.

Provider Growth Strategy

To date, we have launched the MediXall.com marketplace throughout Florida beginning in 2019 in a controlled launch, and we have launched Health Karma throughout the U.S. in a beta release beginning in August 2020.

Before launching nationwide, we licensed healthcare provider & practice information, as well as insurance plan information from third-party data providers and created individual pages for each provider location in the entire country.  This has led to over 1,000,000 doctor profiles throughout all 50 states on the platform. Consumers now have the ability to integrate over 2,000 insurance plans and navigate through any providers on our platform and filter by in-network or out-of-network among other filters. We will be able to let the provider claim their own profile on the platform where they can attract new cash patients. These patients will be able to directly book appointments on the platform which we will charge the provider a technology fee per booking. In time, this growth drives powerful network effects whereby more provider listings and functionality expand the breadth and depth of our engaged userbase.

 As we add more healthcare providers and consumers to our platform, we attract more technology developers and strategic partners who can leverage our userbase and use our API to develop additional apps and services that extend the capabilities of our MediXall Platform. At scale, we believe that our platform reaches a critical mass of consumers and active local healthcare provider accounts, and we begin an active sales effort to local providers, as well as regional and national provider networks. Thereafter, modest incremental investment is required to support revenue growth. In markets that have attained this level of development, we expect to achieve economies of scale and operating cost leverage.

Sales & Marketing

MediXall.com has carried out minimal consumer marketing to date and has been focused on increasing the number of providers on its platform to attract consumers to the platform by providing a choice of locations, availability and pricing. Our plan is to lead the wide scale roll-out of its services shifting our marketing and sales initiatives focus on member growth through two primary avenues: directly acquiring consumer users, and signing agreements with employers that will offer MediXall.com and associated products and services as part of their benefits packages. We use marketing and sales strategies to reach consumers as well as employee benefits leaders. Employer marketing and sales strategies also include account-based marketing, business development initiatives, and client service teams focused on customer acquisition, employee enrollment, and member engagement.

Consumer Sales & Marketing

When we market and sell directly to individuals, we initially plan to focus on increasing brand awareness, followed by performance marketing targeted toward user acquisition, activation and engagement.

Our marketing strategy in new markets is primarily centered on increasing overall brand awareness, familiarity, consideration and ultimately enrollment. We have carefully developed a robust marketing plan to achieve these objectives.

SEO, Social & Traditional - We will drive brand awareness and conversions to our platform using social media marketing via Facebook, LinkedIn, Twitter, Instagram, Snapchat, YouTube, and others. In addition, we plan to leverage SEO & SEM to enhance MediXall’s search presence both organically and paid.

Content Marketing - We consistently release marketing content through our blog that aims to educate our audience about the value that our product provides. We also develop thought leadership content such as whitepapers, eBooks, and infographics and use public relations to secure earned media placements. Our content marketing efforts aim to influence and persuade readers without having to rely solely on conventional direct selling tactics.

Influencer Marketing - We will launch an initiative to guest blog articles and features in healthcare, personal finance, and startup tech publications like TechCrunch, Wired, VentureBeat, and other outlets in our industry. Additionally, we participate in industry conferences, and may partner with media outlets, event venues, local businesses, and social media influencers to increase brand awareness.

As brand awareness increases in more established markets, we plan to shift our efforts to performance marketing focused on both customer acquisition and engagement. Our performance marketing initiatives include customized task-based in-app messages and email communications to drive engagement among members, in addition to more targeted advertisements through direct mail, Google Search, YouTube and social media for member acquisition.

Employer Sales & Marketing

As we begin to accelerate the roll out of MediXall.com to employers, we plan to develop and expand our in-house employer sales force to be comprised of sales professionals who will be organized by geography and customer size. We support our sales force in several ways, including through account-based marketing resources and the deployment of a business development team to educate employer decision makers on the benefits of offering MediXall to their employees. We also will leverage sales analytics to further support lead generation. Additionally, our client success team actively manages our customer accounts and provides in-depth support.

We also work with channel partners such as payroll and professional employer organizations to reach smaller employer clients. Additionally, we partner with select regional and national benefits brokers and consultants to educate potential customers on our offerings.

Customer and Consumer Services and Support

We believe that many medical & dental practice owners, as well as other healthcare and wellness business owners are not technical experts and that they bear an enormous responsibility to successfully run their businesses day in and day out. Therefore, we aim to provide end-to-end customer support, including full profile data conversion and import, live onboarding and technical support via telephone, email, and screen sharing; in-software self-service tools; advanced professional services; and educational events. In addition, we also have a dedicated support team that is focused on seeking to ensure that registered MediXall.com users are having the best possible experience.

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Customer Onboarding. We typically onboard new customers with live training sessions delivered via telephone and web conference. These trainings are supplemented by self- service setup checklists, online help materials and webinars.

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Customer Success. To identify opportunities for greater adoption of our products and services and to further help our customers be more successful on our platform, we engage with them to better understand their business goals and objectives; provide targeted education about relevant features, products and services as well as business best practices; and develop a recommended success plan with periodic outreach to check in on their progress.

•

Ongoing Customer Support. Inclusive with being a member of the MediXall Provider Network, we offer customer service and support via phone, chat, emails and self-help knowledge centers. All customer service and support is provided by our in-house personnel who are invested in MediXall’s core values and closely connected to our Product, Technology and Experience team.

Revenue Model

MediXall seeks to generate the financial return on the supply side of the marketplace (providers of healthcare services). We aim to monetize through technology fees paid by providers on each pre-paid cash booking on the marketplace and monthly subscription fees for use of the premium insurance booking functionality.

On the provider acquisition end, we continue to build relationships with potential healthcare provider network partners with regional and national reach, as we believe that this allows us to much more efficiently scale the provider side of the marketplace. By partnering with MediXall, health networks can better connect with consumers and employers by focusing on consumer-driven care and facilitating direct-to-employer relationships.

Our revenue model is comprised of four primary components:

1.

Technology fees on each cash booking (Pre-paid)

2.

Subscription fees for premium booking functionality (Bookings)

3.

Fees in regards to 3rd party payers i.Employers, School Districts, etc.

4.

Partner Product and Services Revenue Share Fee

Technology Fees. Revenue we expect to earn from providers for the use of the technology, once a patient requests the appointment from that specific provider. This is a flat fee, in which all providers pay outstanding fees on a monthly basis to MediXall.

Subscription and Services. With the Company’s controlled launch of the platform, early-adopter providers were able to join the platform for one year at no cost. During this time, the provider was only subject to technology fees as they accrue. We are leveraging this provider user base and associated data to refine the MediXall Platform, identify what works and what does not work and offer enhancements and upgrades for Subscription fees. As we begin the broader-based market rollout of the MediXall.com / Health Karma, we expect subscription and services revenue will be generated primarily from sales of subscriptions and additional features for the platform. We expect most of subscription fees to be prepaid by subscribers on a monthly basis via a credit card and, to a lesser extent, billed to subscribers on an annual or quarterly basis.

Partner Product and Services. MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services. We receive a revenue share from these arrangements from our technology partners, which is recorded when earned. Additionally, we intend to develop the MediXall.com API, which will create a revenue stream from API platform partners for subscriber site access, data query, and consumer bookings.

Regulatory Environment

Participants in the health care industry are required to comply with extensive and complex laws and regulations in the United States at the federal and state levels as well as applicable international laws. Although many regulatory and governmental requirements do not directly apply to our business, our customers are required to comply with a variety of laws, and we may be affected by these laws as a result of our contractual obligations. Similarly, there are a number of legislative proposals in the Unites States, both at the federal and state level, which could impose new obligations in areas affecting our business. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives.

Healthcare Reform

Our business could be affected by changes in health care laws, including without limitation, the Patient Protection and Affordable Care Act (the “ACA”), which was enacted in March 2010. The ACA has changed how health care services are covered, delivered and reimbursed through expanded coverage of individuals, changes in Medicare program spending and insurance market reforms. Ongoing government and legislative initiatives may bring about other changes.

While most of the provisions of the ACA and other health care reform legislation will not be directly applicable to us, they may affect the business of many of our customers, which may in turn affect our business. Although we are unable to predict with any reasonable certainty or otherwise quantify the likely impact of the ACA, any amendment or repeal of the ACA, or other health care reform on our business model, financial condition, or results of operations, negative changes in the business of our customers and the number of individuals they insure may negatively impact our business.

Requirements Regarding the Privacy and Security of Personal Information

U.S.- HIPAA and Other Privacy and Security Requirements.  There are many U.S. federal and state laws and regulations related to the privacy and security of personal health information. Additionally , regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, HIPAA”), establishes privacy and security standards that limit the use and disclosure of protected health information and require the implementation of administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Any health plan customers, as well as health care clearinghouses and certain providers with which we may have or may establish business relationships, are covered entities that are regulated under HIPAA. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which became effective on February 17, 2010, significantly expanded HIPAA’s privacy and security requirements. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” who are independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Under HIPAA and our contractual agreements with our customers, we are considered a “business associate” to our customers and thus are directly subject to HIPAA’s privacy and security standards. In order to provide our covered entity customers with services that involve the use or disclosure of protected health information, HIPAA requires our customers to enter into business associate agreements with it. Such agreements must, among other things, require us to:

•

limit how we will use and disclose the protected health information;

•

implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•

enter into similar agreements with our agents and subcontractors that have access to the information;

•

report security incidents, breaches and other inappropriate uses or disclosures of the information; and

•

assist the customer in question with certain duties under the privacy standards.

In addition to HIPAA regulations, we may be subject to other state and federal privacy laws, including laws that prohibit unfair or deceptive practices and laws that place specific requirements on use of data. Such state laws can be similar to or even more protective than HIPAA, in which case we must comply with the more stringent law. As a result, it may be necessary to modify our planned operations in order to ensure we are in compliance with the stricter state laws.

Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of individuals’ personal information. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA, we must report breaches of unsecured protected health information to our contractual partners within 60 days of discovery of the breach. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Under the GDPR, the data controller is required to report personal data breaches to the supervisory authority within 72 hours of discovery of the breach.

We have implemented and maintained physical, technical and administrative safeguards intended to protect all personal data, and have processes in place to assist it in complying with all applicable laws, regulations and contractual requirements regarding the protection of these data and properly responding to any security breaches or incidents. However, we cannot be sure that these safeguards are adequate to protect all personal data or to assist us in complying with all applicable laws and regulations regarding the privacy and security of personal data and responding to any security breaches or incidents. Furthermore, in many cases, applicable state laws, including breach notification requirements, are not preempted by the HIPAA privacy and security standards and are subject to interpretation by various courts and other governmental authorities, thereby complicating our compliance efforts. Additionally, state and federal laws regarding deceptive practices may apply to public assurances we give to individuals about the security of services we provide on behalf of our contractual customers.

Other Healthcare Regulations

In addition to data privacy laws, our operations and arrangements with healthcare professionals, clients, and third-party payors may subject us to various federal and state healthcare laws and regulations, including without limitation fraud and abuse laws, such as the federal Anti-Kickback Statute; civil and criminal false claims laws; physician transparency laws; and state laws regarding the corporate practice of medicine and fee-splitting prohibitions. These laws may impact, among other things, our sales and marketing operations, and our interactions with healthcare professionals. We continually monitor legislative, regulatory and judicial developments related to licensure and engagement arrangements with professionals; however, new agency interpretations, federal or state legislation or regulations, or judicial decisions could require us to change how we operate, may increase our costs of services and could have a material adverse impact on our business, results of operations or financial condition.

Other Requirements. In addition to HIPAA, numerous other U.S. state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and health care provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA privacy standards and may be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

Corporate History

MediXall Group, Inc. was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies. The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which is dormant, (2) Medixall Financial Group, which is dormant, (3) Medixaid, Inc., which is dormant (4) MediXall.com, Inc., which were established to carry out the development and operation of our healthcare marketplace platform, and (5) Health Karma, Inc. which was established in 2020 to add additional functionality to the Medixall Platform.

In December 2002, IP Gate, Inc. merged with Action Stocks, Inc. In June 2003, Action Stocks, Inc. merged with Classic Health Systems Inc. and changed its name to Specialized Home Medical Services, Inc. Specialized Home Medical Services changed its name to IGSM Group, Inc. (“IGSM”) in April 2007. In December 2012, the Company contracted the services of TBG, which assisted with restructuring the Company into a short-line and regional freight railroad holding company. In June 2013, IGSM acquired all of the outstanding stock of Transportation Management Services, Inc. in exchange for the issuance of 1,500,000 shares of preferred IGSM stock. IGSM changed its name to Continental Rail Corp. in July 2013.

On June 19, 2015, the Company entered into an agreement with Continental Rail, LLC (“LLC”) and the Series A Preferred Shareholders of the Company. The Company was actively seeking to secure financing for the purchase of the Delta Southern Railroad (“Delta”), a Class III short-line railroad headquartered in Tallulah, Louisiana. Delta was subsequently purchased by Golden Gate Capital (“Golden Gate”), a private equity firm in San Francisco, California. Golden Gate decided that it was in its best interest to utilize the railroad operations management skills of certain Preferred Shareholders of the Company to manage the daily operations of Delta (“the Manager”). By the terms of the Agreement, however the Delta Manager cannot be owned (more than 10%) or controlled by a public company. Consequently, the LLC was organized by the Preferred Shareholders as the vehicle to manage Delta and satisfy the conditions set forth in the agreement. In conjunction with this transaction the Company received a 10% interest in the LLC and the preferred shareholders returned their preferred shares to the Company for cancelation.

On June 24, 2016, the Company entered into a share exchange agreement with TBG pursuant to which the Company exchanged 100% of its membership interest in the LLC in exchange for 1,000,000 shares of the Company held by TBG. The 1,000,000 shares were cancelled.

On November 22, 2016, Continental Rail Corp. effected a 1-for-15 reverse stock split of the Company’s issued and outstanding common stock. On December 13, 2016, the Company effected a share exchange and reorganization (the “Merger”) with IHL of Florida, Inc., incorporated in April 2016 and under common control with the Company. Pursuant to the Merger, IHL shareholders transferred to the Company all their issued and outstanding shares of capital stock. In exchange, the Company agreed to issue 41,131,000 shares of common stock to IHL shareholders, including 18,599,750 shares issued to common control parties and 264,894 shares of Series A Preferred Stock, all issued to common control parties, and convertible into 24,900,000 shares of common stock. The share issuances represent approximately 94.1% of the total issued and outstanding shares of common stock of the Company post-closing. As a result, the Company (i) became the 100% parent of IHL; (ii) assumed the operations of IHL; and (iii) changed its name from Continental Rail Corp. to MediXall Group, Inc. The Merger was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. The consolidated financial statements include both entities’ full results since the inception of IHL in April 2016.

Prior to the Merger, on July 8, 2016, IHL entered into a Share Exchange Agreement with MediXall, Inc. MediXall, Inc. had no material operations prior to the share exchange which resulted in the acquisition of $2,200 of debt and no assets or revenue generating activities.

Employees

As of September 3, 2020, we had 25 full-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. To the knowledge of our management, there are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

We do not own any real property. We lease office space at 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, pursuant to the terms of a commercial office lease. We believe that this facility is adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of MediXall and its subsidiaries. The MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements included elsewhere in this prospectus.

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Overview

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with high-quality healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out. To date, we have launched the MediXall.com marketplace throughout Florida beginning in 2019 in a controlled launch, and we have launched Health Karma throughout the U.S. in a beta release beginning in August 2020.

MediXall seeks to revolutionize the medical industry by improving communication; providing better technology and support services; and enabling more efficient, cost-effective healthcare for the consumer. By approaching the healthcare ecosystem as a whole, MediXall seeks to create, invest and incubate companies that embody its mission statement.

Going Concern

We have incurred net losses of approximately $16.6 million since inception through June 30, 2020. The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2019 contains an explanatory paragraph regarding our ability to continue as a going concern based upon the fact that we are dependent upon our ability to increase revenues along with raising additional external capital as needed. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

Results of Operations

Three Month Period Ended June 30, 2020 Compared to the Three Month Period Ended June 30, 2019

Revenue

We had no revenue for the three months ended June 30, 2020 and nominal revenue for the three months ended June 30, 2019.

Operating Expenses

A summary of our operating expense for the three month periods ended June 30, 2020 and 2019 follows:

	Three Months Ended
	June 30,		Increase /
	2020	2019	(Decrease)
Operating expense
Professional fees	$257,177	$118,979	$138,198
Professional fees – related party	103,500	37,550	65,950
Management fee – related party	120,000	120,000	—
Personnel related expenses	608,337	302,270	306,067
Other selling, general, and administrative	56,996	92,680	(35,684)
Total operating expense	$1,146,010	$671,479	$474,531

Operating expenses increased $474,531, or 71%, to $1,146,010 in the three months ended June 30, 2020 compared to $671,479 in the same period in 2019. The increase in total operating expenses is primarily due to:

(1)

An increase in professional fees of $138,198 which primarily resulted from the Company issuing 575,000 shares of its restricted common stock for consulting services.  The restricted common stock issued had an aggregate fair market value of $143,750.

(2)

Professional fees-related party increased during the three months ended June 30, 2020 due to increased work performed by R3, related to COVID-19 relocation, issuance of the PPP loan and the Series B preferred stock which resulted in additional fees.

(3)

The increase in personnel related expenses of $306,067 primarily resulted from the Company issuing 1,305,000 shares of its restricted common stock for employee services. The restricted common stock issued had an aggregate fair market value of $326,250.

We expect expenses to continue to increase as we move forward with further enhancing the platform.

Six Month Period Ended June 30, 2020 Compared to the Six Month Period Ended June 30, 2019

Revenue

We had no revenue for the six months ended June 30, 2020 and nominal revenue for the six months ended June 30, 2019.

Operating Expenses

A summary of our operating expense for the six month periods ended June 30, 2020 and 2019 follows:

	Six Months Ended
	June 30,		Increase /
	2020	2019	(Decrease)
Operating expense
Professional fees	$904,441	$316,824	$587,617
Professional fees – related party	141,000	130,550	10,450
Management fee – related party	240,000	240,000	—
Personnel related expenses	1,569,827	557,046	1,012,781
Other selling, general, and administrative	141,827	171,789	(29,962)
Total operating expense	$2,997,095	$1,416,209	$1,580,886

Operating expenses increased $1,580,886, or 112%, to $2,997,095 in the six months ended June 30, 2020 compared to $1,416,209 in the same period in 2019. The increase in total operating expenses is primarily due to:

(1)

An increase in professional fees of $587,617 which primarily resulted from the Company issuing 2,114,375 shares of its restricted common stock for consulting services. The restricted common stock issued had an aggregate fair market value of $548,774.

(2)

The increase in personnel related expenses of $1,012,781 primarily resulted from the Company issuing 3,730,000 shares of its restricted common stock for employee services. The restricted common stock issued had an aggregate fair market value of $964,291.

We expect expenses to continue to increase as we move forward with further enhancing the platform.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenue

We generated $2,685 in revenues during 2019 and $1,858 during 2018.

Operating Expenses

A summary of our operating expense for the years ended December 31, 2019 and 2018 follows:

	Years Ended
	December 31,		Increase /
	2019	2018	(Decrease)
Operating expense
Professional fees	$949,450	$396,112	$553,338
Professional fees – related party	236,275	100,000	136,275
Management fee – related party	480,000	300,000	180,000
Personnel related expenses	1,373,786	1,711,407	(337,621)
Impairment of website & development cost	—	86,670	(86,670)
Other selling, general, and administrative	384,125	391,098	(6,973)
Total operating expense	$3,423,636	$2,985,287	$438,349

Operating expenses increased $438,349 or 15% to $3,423,636 in 2019 compared to $2,985,287 in 2018. The increase is primarily due to the increase in professional fees and professional fees and management fee – related party, decrease in personnel related expenses and the decrease in other selling, general and administrative expenses and a decrease in impairment of website & development cost.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs. At June 30, 2020, we had $572,426 in cash and net working capital of $203,538.

For the six month period ended June 30, 2020, we raised $1,098,750 from sales of our common stock, net of offering costs of $3000, and for the six month period ended June 30, 2019, we raised $999,501, net of offering cost of $0. For the six month period ended June 30, 2020, we raised $500,000 from sale of Series B preferred stock. There were no such sales for the six month period ended June 30, 2019.

For the six month period ended June 30, 2020, we received $165,720 from the issuance of long term debt, (discussed in Note 5). There were no such issuances for the six month period ended June 30, 2019.

Net cash used in operating activities for six month period ended June 30, 2020 was $1,611,234, as compared to $1,141,156 for the six month period ended June 30, 2019. This change primarily results from our increased net loss, offset by fluctuations in accounts receivable – related party, accounts payable and accrued expenses, accounts payable and accrued expenses-related party and the issuance of common stock to employees for services rendered.

Our primary source of capital to develop and implement our business plan has been from sales of common and preferred stock.

Contractual Obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Action results could materially differ from those estimates.

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s website and development costs are the only assets or liabilities valued with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of June 30, 2020. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value method in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values the stock based compensation at the market price for the Company's stock as of the date of issuance.

Recently Issued Accounting Pronouncements

See Note 3 to our consolidated financial statements for more information regarding recent accounting pronouncements and their impact to our consolidated results of operations and financial position.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. Executive officers serve at the discretion of our board of directors and are appointed by the board.

Name	Age	Position(s) and Office(s) Held
Timothy S. Hart	61	Chief Financial Officer, Treasurer, Secretary, Director
Neil Swartz	58	Interim Chief Executive Officer, Chairman of the Board of Directors
Noel Guillama	60	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Timothy S. Hart. Mr. Hart has served as our Chief Financial Officer and member of our board of directors since 2012. Mr. Hart has over 30 years of accounting and finance experience. Since 2013, Mr. Hart has been the CFO and a director of Monkey Rock Group, Inc. (OTC Markets: MKRO), and since 2014, Mr. Hart has been the CFO and a director of Vanell, Corp. (OTC Markets: VANL). Mr. Hart has held the position of CFO of TBG since 2012 and has served as a director since 2013. In addition, Mr. Hart has held the position of CFO of TBG Investment Partners, LLLP since 2013. He has also served as CFO of A1 Group, Inc. since 2015. Mr. Hart has been providing accounting and consulting services through R3 Accounting LLC, a private accounting firm he formed in 2008. He consulted extensively with RailAmerica, Inc., a NYSE-listed holding company for short line and regional railroads in the U.S. which was acquired by Fortress Investment Group in 2007, during its initial public offering, and assisted the company with governmental compliance. Mr. Hart’s firm also provided consulting, strategic tax planning and compliance, and acquisition audits for Patriot Rail Corp., a Boca Raton, Florida based company which is an operator of short line and regional railroads in the U.S. Mr. Hart served as Chief Financial Officer of Alternative Americas Fuels, Inc. (OTCBB: AFAI) 2011 until 2012. Mr. Hart holds a B.A. in Accountancy, Economics and Business Administration from Thomas More College, and has been a certified public accountant since 1984. Mr. Hart devotes approximately 30% of his time to our business and operations.

Neil Swartz. Mr. Swartz served as Chairman and Director of the Company from July 29 to December 11 in 2013, and from May 9, 2018 to current. Previously Mr. Swartz served as president, chief executive officer and director of TurnKey Capital, Inc. from January 23, 2014 to October 3, 2014. From 2009 till present Mr. Swartz has been president and CEO of TBG Holdings Corp. (“TBG”). TBG is a financial consulting firm that works with public and private companies, bringing a sophisticated and efficient approach to structuring their capital, allowing them to take advantage of the existing foundation and continued development. Mr. Swartz’ business experience includes titles such as managing director of Sunbelt South East Florida, LLC, a business brokerage of mergers and acquisitions firm with 350 offices worldwide. Prior to TBG and Sunbelt, Swartz was chairman and CEO of a software company, which he took public on the Nasdaq Small Cap Market. Under his management, the company went from building one product to over thirty products with in-house manufacturing capabilities. Mr. Swartz is a CPA and received his BS degree in accounting from Northeastern University. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Noel J. Guillama. Mr. Guillama is a nationally recognized expert and lecturer on healthcare management/operations and the use of technology in healthcare. Since 1984, he has been Chairman of Guillama, Inc., a strategic operations management consulting company in healthcare, technology, and a wide range of projects including medical facilities, commercial complexes and infrastructure facilities. He holds several patents and is creator of over a dozen patents currently before the USPTO in a variety of areas. Since 2004 Mr. Guillama has been President of The Quantum Group, Inc (Quantum) a private company. Quantum is a healthcare technology and innovation company that has in the past operated thought subsidiaries healthcare delivery networks, contracted with over 2,000 providers and contracted with managed care companies. Quantum currently controls various intellectual properties including an electronic healthcare records (EHR) platform it designed and built, plus controls a number issued and pending patents in the U.S., Quantum is a shareholder in The Company.

From 1996 to 2000, Mr. Guillama was the Founder, Chairman, President and Chief Executive Officer of Metropolitan Health Networks, Inc. (AMEX:MDF), a management services organization. Mr. Guillama left Metropolitan to develop Quantum Innovations, Inc. and its parent company, The Quantum Group, Inc., a new breed healthcare company designed to provide multi-faceted solutions industrywide. Mr. Guillama has served as Quantum’s Chief Executive Officer and President since its inception. Mr. Guillama was VP of Development for MedPartners, Inc., a Birmingham, Alabama-based physician practice management company. Prior to MedPartners, he served as Director and Vice President of Operations for Quality Care Networks, Inc., a South Florida-based comprehensive group practice.

Mr. Guillama is the immediate Past Chair (Currently Director) of the Florida International University Foundation, Inc., a direct support organization of Florida International University, managing a $230 million endowment. Prior to this Chair position, he served FIU as Chair of Finance, Investments, and Academics Committees. He is currently director and Past-Chair of the Palm Beach State College Foundation. Mr. Guillama is currently a Member of the Executive Leadership Council of the Dr. Kiran C. Patel College of Allopathic Medicine and Nova Southeastern University in Broward County, Florida, and was a past trustee of Palms West Hospital (2005 to 2011). Mr. Guillama served on the executive committee of the Patient-Centered Primary Care Collaborative (PCPCC) and is a past member of the American College of Health Care Executives, the Healthcare and Information Management Systems Society (HIMSS), the Medical Group Management Association (MGMA), and the American College of Medical Practice Executives (ACMPE). Mr. Guillama is a graduate of executive and leadership programs at Massachusetts Institute of Technology, University of Georgia and Florida International University.

Legal Proceedings

None of our directors or officers is involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Corporate Governance

Board of Directors

The board of directors oversees our business affairs and monitors the performance of management. Directors are elected for a one year term and hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the shareholders.

We do not have a policy regarding the consideration of any director candidates, which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as a director, while we do not have a policy regarding the consideration of diversity in selecting directors, we seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our board.

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the board of directors as a whole.

Mr. Hart is considered an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•

understands generally accepted accounting principles and financial statements,

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•

understands internal controls over financial reporting, and

•

understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Board leadership structure and the board’s role in risk oversight

Our board believes our current structure provides independence and oversight and facilitates the communication between senior management and the full board of directors regarding risk oversight, which the board believes strengthens its risk oversight activities.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the board has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the members of our board of directors meet regularly with management to discuss strategy and risks we face. Our Chief Financial Officer is also a member of the board and is available to address any questions or concerns raised by the board on risk management and any other matters.

Director Independence

We have three directors, one of which is independent.

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that our board of directors to conclude that the individual should be serving as a director of our company.

Timothy S. Hart – Mr. Hart’s wide-ranging experience dealing with SEC and other regulatory matters, such as initial and secondary public offerings, private placements and compliance with SEC reporting requirements, his experience working with banks, private investors and investment bankers in obtaining debt and/or equity financing and his significant experience with mergers and acquisitions, were factors considered by the board in reaching their conclusion.

Neil Swartz – Mr. Swartz served as Chairman and Director of the Company from July 29 to December 11 in 2013, and from May 9, 2018 to current. Previously Mr. Swartz served as president, chief executive officer and director of TurnKey Capital, Inc. from January 23, 2014 to October 3, 2014. From 2009 till present Mr. Swartz has been president and CEO of TBG Holdings Corp. (“TBG”). TBG is a financial consulting firm that works with public and private companies, bringing a sophisticated and efficient approach to structuring their capital, allowing them to take advantage of the existing foundation and continued development. Mr. Swartz’ business experience includes titles such as managing director of Sunbelt South East Florida, LLC, a business brokerage of mergers and acquisitions firm with 350 offices worldwide. Prior to TBG and Sunbelt, Swartz was chairman and CEO of a software company, which he took public on the Nasdaq Small Cap Market. Under his management, the company went from building one product to over thirty products with in-house manufacturing capabilities. Mr. Swartz is a CPA and received his BS degree in accounting from Northeastern University. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Noel Guillama – Mr. Guillama is a nationally recognized expert in healthcare management and operations. He has served, past and present, as Chairman and Director of multiple healthcare technology companies and health-related executive committees, both private and publicly listed on NASDAQ and NYSE-Amex. His experience in the healthcare industry and his development of patented healthcare technologies are at the core of the Company’s new business plan. These factors were considered by the board in reaching their conclusion.

In addition to the each of the individual skills and background described above, the board also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Director Compensation

We did not compensate our directors for their services on the board during 2019 and 2018.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller and any other persons performing similar functions. This code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the Securities and Exchange Commission. A copy of this Code is available without charge upon written request to our Corporate Secretary at our principal executive offices.

EXECUTIVE COMPENSATION

2019 SUMMARY COMPENSATION TABLE

The table below summarizes all compensation recorded by us in the past two years for our Named Executive Officers, as such term is defined in Item 402(m)(2) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Neil Swartz, Interim Chief Executive Officer (1)	2019	—	—	—	—	—	$240,000	$240,000
	2018	—	—	—	—	—	$150,000	$150,000
Timothy S Hart, Chief Financial Officer (2)	2019	—	—	—	—	—	$476,275	$476,275
	2018	—	—	—	—	—	$250,000	$250,000

———————

(1)

There is no employment agreement between Mr. Swartz and the Company. Mr. Swartz did not earn any compensation as an individual. However, Mr. Swartz is 50% owner of TBG Holdings, LLC. During 2019 and 2018, the Company recognized $480,000 and $300,000, respectively, as related party management fees. As such, we have included 50% of the recognized expense in the table above.

(2)

There is no employment agreement between Mr. Hart and the Company. Mr. Hart did not earn any compensation as an individual. However, Mr. Hart is 50% owner of TBG Holdings, LLC. During 2019 and 2018, the Company recognized $480,000 and $300,000, respectively, as related party management fees due to TBG. As such, we have included 50% of the recognized expense in the table above. Additionally, Mr. Hart provides services to the Company through a company he owns, R3 Accounting. During 2019 and 2018, the Company recognized expense related to R3 Accounting services of $236,275 and $100,000, respectively.

Outstanding Equity Awards at Fiscal Year-End Table

The Company had no outstanding equity awards as of December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 3, 2020 by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director and Named Executive Officer; and (iii) all executive officers and directors as a group:

	Title of Class
	Series A Convertible Preferred Stock			Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Common Stock Equivalents	% of Class (2)	Number of Shares Beneficially Owned (2)	% of Class (2)
Directors and Named Executive Officers
Timothy S. Hart (3)	88,298	8,300,000	33.3%	10,920,519	13.2%
Neil Swartz (4)	88,298	8,300,000	33.3%	10,920,519	13.2%
Noel Guillama (5)	88,298	8,300,000	33.3%	7,500,000	9.1%
All current directors and officers as a group	264,894	24,900,000	100%	29,341,038	35.5%

5% shareholders
TBG Holdings Corp.	—	—	—	11,670,519	15.4%
Timothy S. Hart (3)	88,298	8,300,000	33.3%	10,920,519	13.2%
Neil Swartz (4)	88,298	8,300,000	33.3%	10,920,519	13.2%
The Quantum Group, Inc.	—	—	—	6,500,000	7.9%
Guillama 2, Inc. (5)	88,298	8,300,000	33.3%	7,500,000	9.1%

———————

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 2929 East Commercial Boulevard, Suite PH-D, Fort Lauderdale, FL 33308.

(2)

Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 92,683,930 shares of common stock issued (or issuable) and outstanding on a fully diluted basis as of September 3, 2020. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3)

Includes a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock; and b) 10,920,519 shares of common stock held by TBG Holdings Corp. which Mr. Hart is a principal and in such capacity, Mr. Hart may be deemed to have beneficial ownership of these shares.

(4)

Includes a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock; and b) 10,920,519 shares of common stock held by TBG Holdings Corp. which Mr. Swartz is a principal and in such capacity, Mr. Swartz may be deemed to have beneficial ownership of these shares.

(5)

Includes a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock, 6,500,000 shares of common stock held by The Quantum Group, Inc., which company is controlled by Mr. Guillama our chairman and 1,000,000 shares of common stock held by Guillama 2, Inc. which is owned by Noel Guillama our Chairman. In such capacity, Mr. Guillama may be deemed to have beneficial ownership of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a formal written policy for the review and approval of transactions with related parties; however, our Code of Ethics require actual or potential conflict of interest to be reported to the board. Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our entire board and outside legal counsel review the transaction and relationship disclosed and the board makes a formal determination regarding each director's independence. If the transaction is deemed to present a conflict of interest, the board will determine the appropriate action to be taken.

Transactions with Related Persons

The board is responsible for review, approval, or ratification of related party transactions entered into between us and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of our outstanding shares of common stock, and their affiliates and immediate family members.

The board has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

compensation to executive officers determined by the board;

•

compensation to directors determined by the board;

•

transactions in which all security holders receive proportional benefits; and

•

banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The board reviews transactions involving related persons who are not included in one of the above categories and makes a determination whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The board reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

The following are related party transactions for the fiscal years ended December 31, 2019 and 2018:

Pursuant to an agreement dated June 2013 and amended in May 2019, TBG Holdings Corp. (“TBG”), was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Under this agreement, we pay TBG a revised monthly fee of $40,000. During the years ended December 31, 2019 and 2018, the Company expensed $480,000 and $300,000, respectively, of related party management fees related to this agreement.

R3 Accounting LLC, (“R3”) owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During years ended December 31, 2019 and 2018, the Company expensed $236,275 and $100,000, respectively, related to R3 services.

Accounts receivable (accounts payable and accrued expenses) to related parties are as follows:

Related Party	At December 31, 2019	At December 31, 2018
TBG	$(241,870)	$160,590
R3	(19,931)	(21,931)
	$(261,801)	$138,659)

Review, Approval or Ratification of Transactions with Related Persons

Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board for any possible conflicts of interest. In the event of a potential conflict of interest, the board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The board will then document its findings and conclusion in written minutes.

SELLING STOCKHOLDERS

The Selling Stockholders may offer and sell shares of common stock from time to time. Selling Stockholders are offering for resale 56,901,826 shares of common stock under this prospectus.

The following table provides, as of September 3, 2020, information regarding the beneficial ownership of our common stock held by each Selling Stockholder, the securities that may be sold by each Selling Stockholder under this prospectus and the number and percentage of securities that each Selling Stockholder will beneficially own after this offering. Applicable percentages are based on 56,901,826 shares of common stock offered for resale.

The Selling Stockholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each Selling Stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

			Number of
	Number of		Shares of
	Shares of	Number of	Common Stock
	Common Stock	Shares of	Beneficially	Percentage
	Beneficially	Common	Owned	Ownership
	Owned	Stock	After	After
	Prior to	Offered	Completion	Completion
Name of Selling Stockholder	Offering(1)	Hereby	of the Offering	of the Offering
Abousamra, Samir	300,000	300,000	—	0%
Abousamra, Joseph	100,000	100,000	—	0%
Abousamra, Yara Maria	100,000	100,000	—	0%
Allen, Mark Sheldon	206,292	206,292	—	0%
Anderson, Jens-Ole	12,995	12,995	—	0%
Anderson, Roger Agne	10,000	10,000	—	0%
Angus, Peter	16,348	16,348	—	0%
Antrim Properties LLC Cust(2)	174,408	174,408	—	0%
Apple, William	1,100,567	1,100,567	—	0%
Arbuckle, Tom	300,000	300,000	—	0%
Atencio, Betty	40,000	40,000	—	0%
Aucar, John	475,000	475,000	—	0%
Bae, Hwa Sun	70,000	70,000	—	0%
Baffer, Norman	35,000	35,000	—	0%
Bamer, Jonathan	150,000	150,000	—	0%
Bannister, Richard	18,526	18,526	—	0%
Bardelas, Dr. Jose	290,000	290,000	—	0%
Barnhill, Daniel	374,000	374,000	—	0%
Barto, Bradley and Denise	640,000	640,000	—	0%
Basmajian, James	20,000	20,000	—	0%
Bauschka, John	232,500	232,500	—	0%
Bauschka, Michael	297,500	297,500	—	0%
Bauschka, Paul	60,000	60,000	—	0%
Bernick, Richard	15,000	15,000	—	0%
Best, Kenneth	662,500	662,500	—	0%
Bishop, Fraser & Suzann	25,000	25,000	—	0%
Bishop, Simon	10,588	10,588	—	0%

Bistritz, David	1,570,000	1,570,000	—	0%
Bistritz, Joseph	80,000	80,000	—	0%
Blizkovsky, Petr	18,080	18,080	—	0%
Blum, David	113,167	113,167	—	0%
Bolin, Rice	90,000	90,000	—	0%
Bourdeux, Michele	25,000	25,000	—	0%
Bowyer, David	130,000	130,000	—	0%
Boxley, Curtis	200,000	200,000	—	0%
Bratton, Kevin	30,000	30,000	—	0%
Britton, Brad	222,835	222,835	—	0%
Brongo, Robert	26,334	26,334	—	0%
Brookes, Michael & Evelyn	10,000	10,000	—	0%
Bruce, Gregory & Adriana	175,000	175,000	—	0%
Bruce, Gregory	25,000	25,000	—	0%
Bryant, Jeff	125,000	125,000	—	0%
Bunker, Louis	150,000	150,000	—	0%
Burke, Michael	131,875	131,875	—	0%
Burko, Jerald	90,000	90,000	—	0%
Cai, Leon	10,000	10,000	—	0%
Calitri, Daniel	425,000	425,000	—	0%
Capparelli, John	10,000	10,000	—	0%
Carlton, Sam	50,000	50,000	—	0%
Carson, Stephen	6,964	6,964	—	0%
Carter, William	25,000	25,000	—	0%
Cassidy, Fiona	16,763	16,763	—	0%
Castell, Allen	176,334	176,334	—	0%
Chacra, Antoine Abi	200,000	200,000	—	0%
Chhabra, Sumit	102,500	102,500	—	0%
Clarke, Cameron	8,333	8,333	—	0%
Clark, Malcolm	12,071	12,071	—	0%
Cleavelin, Cloves	162,500	162,500	—	0%
Clem, Kerry	650,000	650,000	—	0%
Coe, Larry	445,669	445,669	—	0%
Collins, Anne	58,333	58,333	—	0%
Compton, Jeremy Richard	13,108	13,108	—	0%
Connell, Nigel	76,790	76,790	—	0%
Cooper, Jonathan	145,570	145,570	—	0%
Cottle Holdings	80,000	80,000	—	0%
Crabtree, William	75,000	75,000	—	0%
Crawford, Robert	281,968	281,968	—	0%
Damiani, Richard	166,667	166,667	—	0%
Darwin, C. Barnes	402,800	402,800	—	0%
Denner, Terry	30,000	30,000	—	0%
Devigili, Joseph	20,000	20,000	—	0%
Dickerson, Daniel	20,000	20,000	—	0%
Dickerson, Samuel	15,000	15,000	—	0%
Pathak, Devesh	4,668	4,668	—	0%
Dreger, Richard	102,500	102,500	—	0%
Edison, Donald	50,000	50,000	—	0%
Eddington, James & Lisa	12,500	12,500	—	0%
Edwards, Paul	21,500	21,500	—	0%
Eisenberg, Leslie & Too Betty	250,000	250,000	—	0%
Ellis, Ellis	60,000	60,000	—	0%
Ellis, Ellis & Michael Ellis JTWROS	635,000	635,000	—	0%
Ellis, David	150,000	150,000	—	0%
Engblom, Bjorn	45,390	45,390	—	0%
Eriksson, Stefan	44,273	44,273	—	0%
Ettenger, Robert	63,067	63,067	—	0%
Farris, Kirk & Sandy	100,000	100,000	—	0%
Fatahi, Farzad	40,000	40,000	—	0%
Sintich, LLC(3)	55,000	55,000	—	0%

Feinberg, Bernard	100,000	100,000	—	0%
Felice, Michael	9,648	9,648	—	0%
Ferrara, Jerry	25,000	25,000	—	0%
Fiering, Steven	65,000	65,000	—	0%
Fish, Christopher	404,394	404,394	—	0%
Flynn, Charles & Diana	550,000	550,000	—	0%
Fogel, Rise	50,000	50,000	—	0%
Fowles, Leighton	47,372	47,372	—	0%
Gazit, Dan	9,441	9,441	—	0%
Gertrude Gardner, Inc	235,335	235,335	—	0%
Gardner, Glenn	205,000	205,000	—	0%
Gately, Thomas	240,000	240,000	—	0%
Gibson, Sandra & David	2,000	2,000	—	0%
Gilberto, Ramos	12,500	12,500	—	0%
Gildea, John	1,820,000	1,820,000	—	0%
Gillen, David	9,505	9,505	—	0%
Gilmer, Charles	2,001	2,001	—	0%
Goldstein, Norman	125,000	125,000	—	0%
Goodrich, Jon	50,000	50,000	—	0%
Goods, Mike	25,000	25,000	—	0%
Gottesdiener, Marc & Faith	175,000	175,000	—	0%
Graarud, Thorbjorn	214,631	214,631	—	0%
Square Circle Developments (Ross, Graham)	46,666	46,666	—	0%
Ross, Graham	8,250	8,250	—	0%
Gray, David	105,000	105,000	—	0%
Greenwald, Mark	12,500	12,500	—	0%
Gul, Riaz	7,719	7,719	—	0%
Hackett, Dr. Geoffrey	67,741	67,741	—	0%
Hackett, Sally	71,666	71,666	—	0%
Hall, Charles and Beth	25,000	25,000	—	0%
Harrison Holdings LLC(4)	823,070	823,070	—	0%
Hartzler, John	40,000	40,000	—	0%
Haskall, Wyatt	50,000	50,000	—	0%
Hauer, Jay	45,000	45,000	—	0%
Helinger, Michael	275,000	275,000	—	0%
Helms, John and Mary	40,000	40,000	—	0%
Hearring, Richard	100,000	100,000	—	0%
Heflinger, R. Scott & Craig Anne JTWROS	50,000	50,000	—	0%
Heflinger, R. Scott	50,000	50,000	—	0%
Hendrick, William	800,000	800,000	—	0%
Herman, Scott	250,000	250,000	—	0%
Hervert, Jan George	11,979	11,979	—	0%
Hodge, Dalen & Lori JTWROS	20,000	20,000	—	0%
Holder, Stephen	8,588	8,588	—	0%
Holdgreve, Dean	46,610	46,610	—	0%
Hoppmann, Dr. Wolfgang	185,475	185,475	—	0%
Huber, Mark & Marsha	97,500	97,500	—	0%
Hunt, David	90,000	90,000	—	0%
Hyland, Ryan	16,666	16,666	—	0%
Ingerthron, Robert	25,000	25,000	—	0%
Johnson, David	62,500	62,500	—	0%
David Richard Johnson Ttee Dtd 2/12/1985	70,000	70,000	—	0%
Jordan, Mark	24,000	24,000	—	0%
Keith,Claudia	40,000	40,000	—	0%
Keller, John	192,834	192,834	—	0%
Kelly, Brian	18,815	18,815	—	0%
Kimelman, Joel	133,334	133,334	—	0%
Kinney, Mike	20,000	20,000	—	0%

Kison, Paul	128,000	128,000	—	0%
Knapp, William	861,468	861,468	—	0%
Kolobaeva, Zhanara	20,000	20,000	—	0%
Kowalski, Joseph	9,408	9,408	—	0%
Kreinbrink, Joseph & Diana	375,000	375,000	—	0%
Kuijit, Dirk	205,176	205,176	—	0%
Kumar, Satish & Lalita	250,000	250,000	—	0%
Landau, Pete	12,500	12,500	—	0%
Larson, Robert	62,500	62,500	—	0%
LePore, Peter	17,000	17,000	—	0%
Leppinks, Ransom	75,000	75,000	—	0%
Lerman, Robert	525,321	525,321	—	0%
Lewellyn, Gary	12,500	12,500	—	0%
Libman, Wayne	20,000	20,000	—	0%
Liska, Randall	210,000	210,000	—	0%
Loftin, John	75,000	75,000	—	0%
Long, Melvin and Pribble, Patricia	1,260,000	1,260,000	—	0%
Long, Melvin	200,000	200,000	—	0%
Long, Michael	6,830	6,830	—	0%
Longo, George	75,000	75,000	—	0%
Loyd, Marion	140,667	140,667	—	0%
Macek, James	275,000	275,000	—	0%
Maechtlen, Rodger	288,118	288,118	—	0%
Maier, Jerry	100,000	100,000	—	0%
Maloney, Kevin	750,000	750,000	—	0%
Marble, Tony	200,000	200,000	—	0%
Marshall, Winston	2,000,000	2,000,000	—	0%
Marus, Simon	41,666	41,666	—	0%
Mathern, Don and Katheryne	530,000	530,000	—	0%
Mayer, Robert	250,000	250,000	—	0%
McCloud, Leslie	327,500	327,500	—	0%
McClure, James	25,000	25,000	—	0%
McDougall, Anne	14,434	14,434	—	0%
McGarth, Eleanor	10,000	10,000	—	0%
McGarth, Richard	20,000	20,000	—	0%
McKenzie, Lensford	62,500	62,500	—	0%
Meharry, James	12,500	12,500	—	0%
Mehta, Bharat	12,667	12,667	—	0%
Mercer, Fred	41,667	41,667	—	0%
Mercore, Cristian	13,586	13,586	—	0%
Miller, John Mark	100,000	100,000	—	0%
Mizer, Dean	33,333	33,333	—	0%
Moeller, Ned and Susan	10,000	10,000	—	0%
Mohl, Kevin	240,000	240,000	—	0%
Mohl, Kevin and Moeller, Sheri	60,000	60,000	—	0%
Morton, David	60,000	60,000	—	0%
Motto, Dr Stephen	53,191	53,191	—	0%
Naseem, Begum	2,254	2,254	—	0%
Naylor, Martyn	25,290	25,290	—	0%
Nelson, Chad	51,000	51,000	—	0%
Nelson, Finley	1,000	1,000	—	0%
Nelson, Judy	78,000	78,000	—	0%
Nelson, Michael	372,334	372,334	—	0%
Nelson, Tiffany	50,000	50,000	—	0%
Nieboer, David	29,334	29,334	—	0%
Niles, Michael & Niles, Cheryl JTWROS	313,334	313,334	—	0%
Nunn, Dr. Howard	86,000	86,000	—	0%
Oertel, Dan	200,000	200,000	—	0%

Oertel, Ed	60,000	60,000	—	0%
Oertel, John	289,268	289,268	—	0%
Olerud, Kevin	100,000	100,000	—	0%
O'Malley, David	40,000	40,000	—	0%
Oneto, Joseph	25,000	25,000	—	0%
O'Rafferty, James	29,843	29,843	—	0%
Parker, Roberta	37,000	37,000	—	0%
Paschall, James	250,667	250,667	—	0%
Patel, Kevin	37,500	37,500	—	0%
Pickens, Roberta	20,000	20,000	—	0%
Pizzuto, Richard	141,000	141,000	—	0%
Poniatowski, Susan	445,000	445,000	—	0%
Powell, Scott	150,000	150,000	—	0%
Preedy, Keir	22,759	22,759	—	0%
Pritchett, Thomas & Pamela JTWRS	1,110,000	1,110,000	—	0%
Purdie, Craig	11,666	11,666	—	0%
Rabin, Randy	35,000	35,000	—	0%
Rainsbury, Paul	44,790	44,790	—	0%
Ralph, Grant	17,728	17,728	—	0%
Razvi, Farouk	16,866	16,866	—	0%
Reif, Jack	95,000	95,000	—	0%
Rinehart, Richard & Kimberly	172,500	172,500	—	0%
Rober, Clifford	340,000	340,000	—	0%
Robertson, Matthew	250,000	250,000	—	0%
Robinovitz, Alan	350,000	350,000	—	0%
Rogow, Sharon	8,500	8,500	—	0%
Rogozinski, Kenneth	125,000	125,000	—	0%
Ronaldson, Neil	5,094	5,094	—	0%
Ross, Joseph: Midland Self Directed IRAS	100,000	100,000	—	0%
Rothery, Wayne	25,000	25,000	—	0%
Roti, John	85,000	85,000	—	0%
Russell, John E	15,834	15,834	—	0%
Russel, Keith	100,000	100,000	—	0%
Rutstein Family LLC	5,000	5,000	—	0%
Rutstein, C Lawrence	15,000	15,000	—	0%
Saaiman, Marius	85,000	85,000	—	0%
Sabir, Dr. Asad	11,044	11,044	—	0%
Salim, Irfan Seyyad	27,188	27,188	—	0%
Sanabria, Hector	200,000	200,000	—	0%
Scheller, Wayne R. (Donahue)	750,000	750,000	—	0%
Schultz, Joshua	4,000	4,000	—	0%
Seierson, Eric	25,000	25,000	—	0%
Shah, Harshad	32,986	32,986	—	0%
Shedlock, Michael and Hintz, Elizabeth	1,100,000	1,100,000	—	0%
Shedlock, Michael	1,200,000	1,200,000	—	0%
Sheenan, Patrick	25,000	25,000	—	0%
Singing Valley Company LLC(5)	50,000	50,000	—	0%
Shiffman, David	620,000	620,000	—	0%
Simpson, David	1,111	1,111	—	0%
Singh, Harjit	250,000	250,000	—	0%
Sisk, Bernie James	110,000	110,000	—	0%
Slycord, Walter Michael & Kendra JWTROS	20,000	20,000	—	0%
Smith, Raymond	20,000	20,000	—	0%
Smyth, Earl	12,500	12,500	—	0%
Sobottka, Ralf	21,367	21,367	—	0%
Soehren, Stephen	50,000	50,000	—	0%
Solano, Francisco	400,000	400,000	—	0%
Soliday, Derek & Debra	12,500	12,500	—	0%

Sontage, David	25,000	25,000	—	0%
Spell, Samuel	198,000	198,000	—	0%
Statkus, Stacy Virginia	77,000	77,000	—	0%
Stansberry, James	120,000	120,000	—	0%
Stephens, Blake	25,000	25,000	—	0%
Stevenson, Craig	3,467	3,467	—	0%
Stine, Allen E.	10,000	10,000	—	0%
Strampe, Darrel and Barbara	350,000	350,000	—	0%
Summer, Brian	183,067	183,067	—	0%
Pham, Tai	10,000	10,000	—	0%
Taetz, Robert	143,750	143,750	—	0%
Tahmasebi, Phyllis	35,000	35,000	—	0%
TBG Holdings(6)	1,000,000	1,000,000	—	0%
Theodore, Arthur	125,000	125,000	—	0%
Theulen, Jack	362,500	362,500	—	0%
Thomas, Andrew	10,308	10,308	—	0%
Thomas, Joseph	250,000	250,000	—	0%
Thorsland, Michael	60,000	60,000	—	0%
Traegus, Andrew	33,124	33,124	—	0%
Tran, Tim	125,000	125,000	—	0%
Tuinstra, Peter	90,000	90,000	—	0%
Ullrich, John	155,667	155,667	—	0%
Vachon, Scott	90,000	90,000	—	0%
Valk, Howard	100,417	100,417	—	0%
Vatidis, Chris	125,000	125,000	—	0%
Victor, Dean & Cheryl	116,667	116,667	—	0%
Villari, Peter	63,881	63,881	—	0%
Viviano, Meghan	25,000	25,000	—	0%
Vogler, Don	100,334	100,334	—	0%
Volans, Barry	33,534	33,534	—	0%
Vogler, Jon	33,334	33,334	—	0%
Walker, Dr. Bradley	280,000	280,000	—	0%
Walker, Garth and Jean	1,710,000	1,710,000	—	0%
Walker, Garth	250,000	250,000	—	0%
Walsh, Richard	400,000	400,000	—	0%
Walters, David	2,000	2,000	—	0%
Wanich Family Trust	2,061,602	2,061,602	—	0%
Warner, Scott	40,000	40,000	—	0%
Warner, William Luke	41,000	41,000	—	0%
Watertor, Brett	700,750	700,750	—	0%
Watertor, Joan	72,000	72,000	—	0%
Watson, Stephen	1,002	1,002	—	0%
Webb, Stuart	12,918	12,918	—	0%
Wellikoff, Michael	9,134	9,134	—	0%
Werschler, Paul	914	914	—	0%
Westmoreland, George	100,000	100,000	—	0%
Westrom, Martin	110,000	110,000	—	0%
Wiechmann, Ralph & Eunice JTWROS	1,200,000	1,200,000	—	0%
Wilkinson, Paul	10,726	10,726	—	0%
Wingen, Phillip	137,917	137,917	—	0%
Wingen, Phillip and Karen	25,000	25,000	—	0%
Winstead, Phillip	4,167	4,167	—	0%
Woodward, Stanley	100,000	100,000	—	0%
Worrow, Jack	712,500	712,500	—	0%
Yegan, Chris	325,000	325,000	—	0%
Zimmer, Chris	5,000	5,000	—	0%
Zimmerman, Joyce	175,000	175,000	—	0%
Zimmerman, Joyce and Litwin	1,334	1,334	—	0%
Zuppan, Norman	872,500	872,500	—	0%

———————

(1)

The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address of each named person is c/o MediXall Group, Inc. at 2929 East Commercial Blvd., PH-D, Ft. Lauderdale, Florida 33308.

(2)

Carol Ishak has the power to vote and dispose of the shares held by Antrim Properties LLC.

(3)

Steven Fecko has the power to vote and dispose of the shares held by Sintich, LLC.

(4)

John Marino has the power to vote and dispose of the shares held by Harrison Holdings LLC.

(5)

Joseph Ross has the power to vote and dispose of the shares held by Singing Valley Company LLC.

(6)

TBG Holdings is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company, who jointly have the power to vote and dispose of the shares held by TBG Holdings.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 56,901,826 shares of common stock offered by the Selling Stockholders. The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These shares shall be sold at a fixed price of $1.00 per share. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at the fixed price of $1.00 per share, which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

A Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus.

A Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the Selling Stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to 56,901,826 shares of our common stock, $0.001 par value per share, offered by the Selling Stockholders, which constitutes approximately 60.9% of our outstanding common stock. The following description of our common stock is only a summary. You should also refer to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 750,000,000 shares of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. Our outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there is no redemption or sinking fund provisions applicable to the common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The registration of Baum & Company, Inc. (“Baum”), the Company’s prior independent registered public accountant, was revoked by the Public Company Accounting Oversight Board (the “PCAOB”) on February 27, 2018. On March 1, 2018, Baum notified the Company that it was resigning effective March 1, 2018 as a result of the PCAOB deregistration.

On June 1, 2018, the Company engaged Hacker, Johnson & Smith PA (“Hacker”) as its new registered independent public accountant. Prior to June 1, 2018, the Company did not consult with Hacker regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by Hacker, in either case where written or oral advice provided by Hacker would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues, or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

The consolidated financial statements of MediXall Group, Inc. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, included in this prospectus, have been included herein in reliance on the report by Hacker, Johnson & Smith PA, our independent public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.medixall.com. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of these filings, at no cost, by writing to us at MediXall Group, Inc., 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, Attention: President, or telephoning us at (954) 440-4678.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file with or furnish to the SEC periodic reports, proxy and information statements and other information. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and will post on our website our quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors MediXall Group, Inc.

Fort Lauderdale, Florida:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MediXall Group, Inc. and Subsidiaries (the "Company"), as of December 31, 2019 and 2018 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA

We have served as the Company's auditor since 2018.

Fort Lauderdale, Florida

May 14, 2020

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash	$446,219	$201,509
Accounts receivable - related party	—	160,590
Total current assets	446,219	362,099

Furniture and equipment, net	21,662	15,164

Right-of-use lease asset	113,395	—

Website and development costs	356,704	351,457

Total assets	$937,980	$728,720

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$160,780	$163,828
Accounts payable and accrued expenses - related party	261,801	21,931
Operating lease liability	71,362	—

Total current liabilities	493,943	185,759

Operating lease liability	46,277	—

Total liabilities	540,220	185,759

Contingencies (Notes 1, 7 and 10)

STOCKHOLDERS' EQUITY:
Series A Convertible Preferred stock, $0.001 par value, 5,000,000 authorized; 264,894 issued and outstanding in 2019 and 2018	265	265
Common Stock, $0.001 Par Value 750,000,000 shares authorized; 80,952,555 and 69,642,554 shares issued and outstanding	80,953	69,642
Additional paid-in capital	13,966,326	10,701,887
Accumulated deficit	(13,649,784)	(10,228,833)

Total stockholders' equity	397,760	542,961

Total liabilities and stockholders' equity	$937,980	$728,720

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2019	2018

Revenue	$2,685	$1,858

Operating Expenses
Professional fees	949,450	396,112
Professional fees - related party	236,275	100,000
Management fee - related party	480,000	300,000
Personnel related expenses	1,373,786	1,711,407
Impairment of website and development cost	—	86,670
Other selling, general and administrative	384,125	391,098
Total Operating Expenses	3,423,636	2,985,287
Loss before income taxes	(3,420,951)	(2,983,429)
Income taxes	—	—
Net loss	$(3,420,951)	$(2,983,429)

Net loss per common share - basic and diluted	$(0.05)	$(0.05)

Weighted average number of common shares outstanding during the years - basic and diluted	74,134,225	65,012,738

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2019 and 2018

	Series A Voting
	Preferred Stock		Common Stock		Additional		Total
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2017	264,894	$265	60,337,382	$60,337	$7,190,572	$(7,245,404)	$5,770

Proceeds received pursuant to Private Placement Memorandum, net of $309,783 offering costs	—	—	7,632,231	7,632	2,509,223	—	2,516,855
Common stock issued for services	—	—	1,662,941	1,663	996,102	—	997,765
Common stock issued to settle legal matter			10,000	10	5,990	—	6,000
Net loss	—	—	—	—	—	(2,983,429)	(2,983,429)
Balance, December 31 2018	264,894	$265	69,642,554	$69,642	$10,701,887	$(10,228,833)	$542,961

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering costs	—	—	9,963,500	9,964	2,592,535	—	2,602,499
Common stock issued for services	—	—	1,346,501	1,347	671,904	—	673,251
Net loss	—	—	—	—	—	(3,420,951)	(3,420,951)
Balance, December 31 2019	264,894	$265	80,952,555	$80,953	$13,966,326	$(13,649,784)	$397,760

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,420,951)	$(2,983,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,000	3,145
Common stock issued as compensation for services	643,251	997,765
Common stock issued to settle legal matter	—	6,000
Impairment of website and development cost	—	86,670
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	26,952	(140,993)
Accounts payable and accrued expenses - related party	239,870	(55,600)
Amortization of right-of-use lease asset	65,946	—
Operating lease liability	(61,702)	—
Accounts receivable - related party	160,590	(138,799)
Net cash used in operating activities	(2,342,044)	(2,225,241)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(10,498)	(7,292)
Website development costs	(5,247)	(274,253)
Net cash used in investing activities	(15,745)	(281,545)

CASH FLOWS FROM FINANCING ACTIVITIES -
Proceeds from the sale of common stock, net of offering costs	2,602,499	2,516,855

Net increase in cash	244,710	10,069
Cash at beginning of year	201,509	191,440

Cash at end of year	$446,219	$201,509

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period:
Interest	$—	$—
Income taxes	$—	$—

Non-cash transactions:
Reclassification of stock compensation from accounts payable and
accrued expenses to common stock	$30,000	$—
Right-of-use lease asset obtained in exchange for operating lease liabilities	$179,341	$—

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2019

Note 1 – Organization and Nature of Operations

MediXall Group, Inc. (the "Company “or “MediXall”) was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies.

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing needs of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out. Further discussion on our operations, mission, and initiatives can be found in the Management’s Discussion and Analysis section of this report.

The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which is dormant, (2) Medixall Financial Group, which connects patients and practitioners with third party lenders, (3) Medixaid, Inc. which is dormant, and (4) MediXall.com, Inc. which was established to carry out the development and operation of our healthcare marketplace platform.

Note 2 – Going Concern

The Company has an accumulated deficit of $13,649,784 at December 31, 2019, and does not have sufficient operating cash flows. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

Since the Company has generated minimal revenues from its planned operations, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Since inception, the Company has funded operations through short-term borrowings, related party loans, and the proceeds from equity sales in order to meet its strategic objectives. The Company's future operations are dependent upon its ability to generate revenues along with additional external funding as needed. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business plan. Subsequent to December 31, 2019, the Company has issued 1,847,000 shares for total proceeds of $486,750.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to GAAP.  The following summarizes the more significant of these policies and practices.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-K and determined that no events require disclosure in these consolidated financial statements except as discussed in Note 10.

Use of Estimates

In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near-term relate to the determination of the impairment of website and development cost. The Company uses various assumptions and actuarial data it believes to be reasonable under the circumstances to make this estimate. Although considerable variability is likely to be inherent in this estimate, management believes that the amount provided is reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustments are reflected in operations.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure. Additionally, the Company faces significant risk and uncertainty related to the COVID-19 pandemic. Please see Note 10 for further discussion.

Cash

Cash is limited to interest and noninterest-bearing accounts in multiple financial institutions. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash deposits in excess of the Federal Deposit Insurance Corporation ("FDIC"). The cash accounts are spread among several financial institutions to ensure they are fully insured by the FDIC.

Furniture and Equipment, Net

Furniture and equipment are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations.

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives

Equipment	5 years
Furniture	5-10 years

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s website and development costs are the only assets or liabilities valued with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the year that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of December 31, 2019. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value method in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values the stock based compensation at the fair value of the Company's stock as of the date of issuance.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Loss Per Share

The computation of basic loss per share (“LPS”) is based on the weighted average number of shares that were outstanding during the year, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted LPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted LPS does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on LPS. Therefore, when calculating LPS, there is no inclusion of dilutive securities as their inclusion in the LPS calculation is antidilutive.

Following is the computation of basic and diluted loss per share for the years ended December 31, 2019 and 2018:

	Year Ended
	December 31,
	2019	2018
Basic and Diluted LPS Computation
Numerator:
Loss available to common stockholders	$(3,420,951)	$(2,983,429)

Denominator:
Weighted average number of common shares outstanding	74,134,225	65,012,738

Basic and diluted LPS	$(0.05)	$(0.05)

Potentially dilutive securities not included in the calculation of diluted net loss per share attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

Preferred stock (convertible)	24,900,000	24,900,000

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases on the consolidated balance sheet. The Company adopted ASU 2016-02 on January 1, 2019. Our only lease at the adoption date was an operating lease with a 4 year term, commenced in January 2018, does not offer any options to extend, and does contain a rent escalation clause. The effect of this ASU increased consolidated assets and consolidated liabilities by $179,341, at the adoption date. The discount rate used in this calculation was 6.0%. For operating leases, the asset and liability are expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the consolidated statement of cash flows.

On December 18, 2019, the Financial Accounting Standards Board issued the Accounting Standards Update 2019-12 “Income taxes (Topic 740)—Simplifying the accounting for income taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles and also improve consistent application by clarifying and amending existing guidance, such as franchise taxes and interim recognition of enactment of tax laws or rate changes. The amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Recoverability of Long-Lived Assets

The Company assesses the recoverability of long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than the carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. Based on impairment tests performed a write-down of long-lived assets was required during 2018, as discussed in the following “website and development costs” section. There can be no assurances that future impairment tests will not result in further charge to operations.

Website and Development Costs

Internal and external costs incurred to develop, the internal-use computer software during the application and development stage shall be capitalized subsequent to the preliminary project stage and when it is probable that the project will be completed. During the years ended December 31, 2019 and 2018, the Company’s costs related to the development of the Medixall website platform had met the capitalization requirements. The Company engaged an appraiser to perform an impairment analysis of the capitalized website and development costs as of December 31, 2019. The impairment analysis was performed based upon a cost approach, specifically the cost to recreate or reproduce the asset using actual historical cost incurred, adjusted by consumer price index and taxes. The analysis resulted in an impairment loss of $0 and $86,670 for the years ended December 31, 2019 and 2018, respectively.

Note 4 – Stockholders Equity

During the year ended December 31, 2019, we entered into the following securities related transactions:

•	Received proceeds of $2,602,499 net of offering costs of $0, pursuant to a Private Placement Memorandum and for which 9,963,500 shares of restricted common stock were issued.
•	Issued 1,346,501 shares of restricted common stock as compensation for services rendered by employees, advisors, and independent contractors of the Company with a fair market value of $673,251.

During the year ended December 31, 2018, we entered into the following securities related transactions:

•	Received proceeds of $2,516,855, net of offering costs of $309,783, pursuant to a Private Placement Memorandum and for which 7,632,231 shares of restricted common stock were issued.
•	Issued 1,662,941 shares of restricted common stock as compensation for services rendered by employees, advisors, and independent contractors of the Company with a fair market value of $997,765.
•	Issued 10,000 shares of restricted common stock with a value of $6,000 as settlement for a legal matter.

Note 5 – Preferred Stock

The 264,894 outstanding preferred shares are convertible into 24,900,000 common shares. The preferred shares do not pay dividends. The number of votes for the preferred shares shall be the same as the amount of shares of common shares that would be issued upon conversion.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 6 – Related Party Transactions

Pursuant to an agreement dated June 2013 and amended in May 2019, TBG Holdings Corp. (“TBG”), was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Under this agreement, we pay TBG a revised monthly  fee of $40,000. During the years ended December 31, 2019 and 2018, the Company expensed $480,000 and $300,000, respectively, of related party management fees related to this agreement.

R3 Accounting LLC (“R3”), owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During the years ended December 31, 2019 and 2018, the Company expensed $236,275 and $100,000, respectively, related to R3 services.

Accounts receivable (accounts payable and accrued expenses) to related parties are as follows:

Related Party	At December 31, 2019	At December 31, 2018
TBG	$(241,870)	$160,590
R3	(19,931)	(21,931)
	$(261,801)	$138,659

Note 7 –Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company's consolidated financial statements.

Note 8 – Lease

We adopted ASU 2016-02, Leases on January 1, 2019, which resulted in the recognition of one operating lease on the consolidated balance sheet in 2019 and forward. See Note 3 – Recent Pronouncements for more information on the adoption of the ASU. We determine if a contract contains a lease at inception and recognize operating lease right-of-use asset and operating lease liability based on the present value of the future minimum lease payments at the adoption date. As our lease does not provide an implicit rate, we use our incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease agreements that have lease and non-lease components, are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

The Company’s operating lease obligation is for the Company’s office facility. Our lease has a remaining lease term of approximately 1.6 years and does not offer an option to extend the lease. The components of lease expense and other lease information as of and during the years ended December 31, 2019 are as follows:

	Year Ended December 31,
	2019	2018
Operating Lease Expense Recognized	$75,263		$99,780
Cash paid for amounts included in measurement of lease liabilities	$71,795	$	N/A

N/A – Not applicable during 2018. The Company adopted ASU 2016-02 Leases on January 1, 2019.

At December 31, 2019

Operating lease right-of-use asset	$113,395
Operating lease liability	$117,639
Weighted-average remaining lease term	1.6 years
Weighted-average discount rate	6.0%

Future minimum lease payments under non-cancellable leases, reconciled to our discounted operating lease liability is as follows:

At December 31, 2019
2020	$76,452
2021	$46,182
Total future minimum lease payments	$122,634
Less imputed interest	$(4,995)
Total operating lease liability	$117,639

Note 9 – Income Taxes

A reconciliation of differences between the effective income tax rates and the statutory federal rates is as follows:

	2019		2018
	Rate	Amount	Rate	Amount
Tax benefit at US statutory rate	21%	$718,400	21%	$626,520
State taxes, net of federal benefit	5%	171,048	5%	149,171
Change in valuation allowance	(26)%	(889,448)	(26)%	(775,691)
	—	$—	—	$—

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2019 and 2018 consisted of the following:

	2019	2018
Net Operating Loss Carryforward	$2,643,599	$1,754,151
Valuation Allowance	(2,643,599)	(1,754,151)
Total Net Deferred Tax Assets	$—	$—

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

As of December 31, 2019, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $9.1 million. These carryforwards will begin to expire in 2032. During the years ended December 31, 2019 and 2018, the Company assessed its earnings history and trend over the past year and its estimate of future earnings, and determined that it was more likely than not that the deferred tax assets would not be realized in the near term. Accordingly, a valuation allowance was recorded and maintained against the net deferred tax asset for the amount not expected to be realized in the future. The Company is no longer subject to examination by taxing authorities for the years before 2016.

Note 10 – Subsequent Events

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”). In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 Outbreak continues to evolve. The impact of the COVID-19 Outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 Outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

Note 11 – Stock Based Compensation

During 2019 and 2018, the Company issued common stock as compensation for services rendered by employees, advisors and independent contractors. All stock issuances are subject to approval of the Company’s board of directors. The Company values stock based compensation expense at fair value of the Company’s stock at date of issuance. The following summarizes stock based compensation:

Issued to	Number of Shares	Expense Recorded during the year ended December 31, 2019

Employees	430,833	$215,417
Advisors and Independent Contractors	915,668	457,834
	1,346,501	$673,251

Issued to	Number of Shares	Expense Recorded during the year ended December 31, 2018

Employees	1,398,333	$839,000
Advisors and Independent Contractors	264,608	158,765
	1,662,941	$997,765

The Company provides cash compensation in addition to stock compensation to advisors and independent contractors. Cash compensation to advisors and independent contractors was $220,000 and $95,000 during the years ended December 31, 2019 and 2018, respectively. The compensation expense to advisors and independent contractors is included in professional fees in the accompanying consolidated statements of operations. The compensation expense to employees is included in personnel related expenses in the accompanying consolidated statements of operations.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$572,426	$446,219
Accounts receivable - related party	45,430	—
Total current assets	617,856	446,219

Furniture and equipment, net	32,091	21,662

Right-of-use-operating lease asset	79,093	113,395

Website and development costs	371,304	356,704

Total assets	$1,100,344	$937,980

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$318,500	$160,780
Accounts payable and accrued expenses - related party	19,931	261,801
Operating lease liability	75,887	71,362

Total current liabilities	414,318	493,943

Operating lease liability, net of current portion	7,826	46,277
Long-term debt	165,720	—

Total liabilities	587,864	540,220

STOCKHOLDERS' EQUITY:
Convertible Preferred Series A stock, $0.001 par value, 1,000,000 authorized; 264,894 issued and outstanding	265	265
Convertible Preferred Series B stock, $0.001 par value, 4,000,000 authorized; 500,000 and 0 issued and outstanding at June 30, 2020 and December 31, 2019	500	—
Common Stock, $0.001 par value 750,000,000 shares authorized; 91,053,930 and 80,952,555 shares issued and outstanding at June 30, 2020 and December 31, 2019	91,054	80,953
Additional paid-in capital	17,067,540	13,966,326
Accumulated deficit	(16,646,879)	(13,649,784)

Total stockholders' equity	512,480	397,760

Total liabilities and stockholders' equity	$1,100,344	$937,980

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$—	$1,114	$—	$1,446

Operating Expenses
Professional fees	257,177	118,979	904,441	316,824
Professional fees - related party	103,500	37,550	141,000	130,550
Management fee - related party	120,000	120,000	240,000	240,000
Personnel related expenses	608,337	302,270	1,569,827	557,046
Other selling, general and administrative	56,996	92,680	141,827	171,789
Total Operating Expenses	1,146,010	671,479	2,997,095	1,416,209
Loss before income taxes	(1,146,010)	(670,365)	(2,997,095)	(1,414,763)
Income taxes	—	—	—	—
Net loss	$(1,146,010)	$(670,365)	$(2,997,095)	$(1,414,763)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average number of common shares outstanding during the periods - basic and diluted	87,751,941	72,929,763	86,211,828	71,977,253

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2020 AND 2019

	Series A Voting		Series B Voting
	Preferred Stock		Preferred Stock		Common Stock		Additional		Total
	$0.001 Par Value		$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2018	264,894	$265	—	$—	69,642,554	$69,642	$10,701,887	$(10,228,833)	$542,961

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering cost (unaudited)	—	—	—	—	2,351,000	2,351	605,523	—	607,874
Common stock issued for services (unaudited)	—	—	—	—	240,000	240	124,760	—	125,000
Net loss (unaudited)	—	—	—	—	—	—	—	(744,398)	(744,398)
Balance, March 31, 2019 (unaudited)	264,894	265	—	—	72,233,554	72,233	11,432,170	(10,973,231)	531,437

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering cost (unaudited)	—	—	—	—	1,471,500	1,472	390,155	—	391,627
Net loss (unaudited)	—	—	—	—	—	—	—	(670,365)	(670,365)
Balance, June 30, 2019 (unaudited)	264,894	$265	—	$—	73,705,054	$73,705	$11,822,325	$(11,643,596)	$252,699

Balance, December 31, 2019	264,894	$265			80,952,555	$80,953	$13,966,326	$(13,649,784)	$397,760

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering cost (unaudited)	—	—	—	—	1,907,000	1,907	499,843	—	501,750
Common stock issued for services (unaudited)	—	—	—	—	3,964,375	3,964	1,039,101	—	1,043,065
Net loss (unaudited)	—	—	—	—	—	—	—	(1,851,085)	(1,851,085)
Balance, March 31, 2020 (unaudited)	264,894	265	—	—	86,823,930	86,824	15,505,270	(15,500,869)	91,490

Proceeds received pursuant to Private Placement Memorandum, net of $3,000 offering cost (unaudited)	—	—		—	2,350,000	2,350	594,650	—	597,000
Proceeds received from sale of Preferred Stock (unaudited)	—	—	500,000	500	—	—	499,500	—	500,000
Common stock issued for services (unaudited)	—	—	—	—	1,880,000	1,880	468,120	—	470,000
Net loss (unaudited)	—	—	—	—	—	—	—	(1,146,010)	(1,146,010)
Balance, June 30, 2020 (unaudited)	264,894	$265	500,000	$500	91,053,930	$91,054	$17,067,540	$(16,646,879)	$512,480

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,997,095)	$(1,414,763)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	2,000	2,000
Stock issued as compensation for services	1,513,065	95,000
Changes in operating assets and liabilities:
Accounts receivable - related party	(45,430)	115,710
Accounts payable and accrued expenses	157,720	58,195
Accounts payable and accrued expenses - related party	(241,870)	—
Right-of-use operating lease asset	34,302	32,622
Operating lease liability	(33,926)	(29,920)
Net cash used in operating activities	(1,611,234)	(1,141,156)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(12,429)	(3,922)
Website development costs	(14,600)	(5,247)
Net cash used in investing activities	(27,029)	(9,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of offering costs	1,098,750	999,501
Proceeds from the sale of preferred stock	500,000	—
Proceeds from long term debt	165,720	—
Net cash provided by financing activities	1,764,470	999,501

Net increase (decrease) in cash	126,207	(150,824)
Cash at beginning of period	446,219	201,509

Cash at end of period	$572,426	$50,685

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period:
Interest	$—	$—
Income taxes	$—	$—

Non-cash transactions:
Reclassification of stock compensation from other liabilities to common stock	$—	$30,000
Right-of-use operating lease asset obtained in exchange for operating lease liability	$—	$179,341

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Organization and Nature of Operation

MediXall Group, Inc. (the "Company “or “MediXall” or “We”) was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies.

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing needs of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out. Further discussion on our operations, mission, and initiatives can be found in the Management’s Discussion and Analysis section of this report.

The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which is dormant, (2) Medixall Financial Group, which is dormant, (3) Medixaid, Inc., and (4) MediXall.com, Inc., which were established to carry out the development and operation of our healthcare marketplace platform.

Note 2 – Going Concern

The Company generated no revenue in 2020 and nominal revenue in 2019. The Company has an accumulated deficit of $16,646,879 at June 30, 2020, and does not have sufficient operating cash flows. The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

In its report with respect to the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018 as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 14, 2020, the Company’s independent auditors expressed substantial doubt about the Company’s ability to continue as a going concern. Because the Company has generated minimal revenues from its planned operations, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Since inception, the Company has funded operations through short-term borrowings, related party loans, and the proceeds from equity sales in order to meet its strategic objectives. The Company's future operations are dependent upon its ability to generate revenues along with additional external funding as needed. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business plan. Subsequent to June 30, 2020, the Company has issued 1,630,000 shares of its common stock for total proceeds of $408,000.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These condensed consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information, and the SEC rules for interim financial reporting. Certain information and footnote disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying interim condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2020 and the condensed consolidated results of operations and cash flows for the periods presented. The condensed consolidated results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ending December 31, 2020. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on May 14, 2020.

Principles of Consolidation

These condensed consolidated financial statements presented are those of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

A material estimate that is particularly susceptible to significant change in the near-term relate to the determination of the impairment of website and development cost. The Company uses various assumptions and actuarial data it believes to be reasonable under the circumstances to make this estimate. Although considerable variability is likely to be inherent in this estimate, management believes that the amount provided is reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Subsequent Events

Management has evaluated events occurring subsequent to the condensed consolidated balance sheet date, through August 14, 2020, which is the date the condensed consolidated financial statements were issued, determining no events require disclosure in these condensed consolidated financial statements, with the exception of the matters described in Note 8.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 - Summary of Significant Accounting Policies, continued

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure. Additionally, the Company faces risk and uncertainty related to the COVID-19 pandemic. Please see Note 8 for further discussion.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification  740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of June 30, 2020. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value method in accounting for its stock-based compensation. This standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company fair values the stock-based compensation at the market price for the Company's stock as of the date of issuance.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 - Summary of Significant Accounting Policies, continued

Loss Per Share

The computation of basic loss per share (“LPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted LPS is based on the number of basic weighted-average shares outstanding. The computation of diluted LPS does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on LPS. Therefore, when calculating LPS, there is no inclusion of dilutive securities as their inclusion in the LPS calculation is antidilutive.

Following is the computation of basic and diluted loss per share for the three and six month periods ended June 30, 2020 and 2019:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Basic and Diluted LPS Computation
Numerator:
Loss available to common stockholders	$(1,146,010)	$(670,365)	$(2,997,095)	$(1,414,763)

Denominator:
Weighted average number of common shares outstanding	87,751,941	72,929,763	86,211,828	71,977,253

Basic and diluted LPS	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Potentially dilutive securities not included in the calculation of diluted LPS attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

Series A Preferred stock (convertible)	24,900,000	24,900,000	24,900,000	24,900,000
Series B Preferred stock (convertible)	2,000,000	—	2,000,000	—

Recent Accounting Pronouncements

On December 18, 2019, the FASB issued Accounting Standards Update (“ASU 2019-12”) “Income taxes (Topic 740)—Simplifying the accounting for income taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles and also improve consistent application by clarifying and amending existing guidance, such as franchise taxes and interim recognition of enactment of tax laws or rate changes. The amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 - Summary of Significant Accounting Policies, continued

Recoverability of Long-Lived Assets

The Company assesses the recoverability of long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than the carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. There was no impairment of long-lived assets pertaining to the six month periods ended June 30, 2020 and 2019. However, there can be no assurances that future impairment tests will not result in a charge to operations.

Website and Development Costs

Internal and external costs incurred to develop, the internal-use computer software during the application and development stage shall be capitalized subsequent to the preliminary project stage and when it is probable that the project will be completed. As of June 30, 2020, the Company has met the capitalization requirements and has incurred $371,304 in costs related to the development of the MediXall platform.

Note 4 – Related Party Transactions

Pursuant to an agreement dated June 2013 and amended on May 20, 2019, TBG Holdings Corp. (“TBG”) was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Interim Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Neil Swartz and Timothy Hart are the Company’s sole members of the Board of Directors. Under this agreement, we pay TBG a monthly fee of $40,000. During the three and six month periods ended June 30, 2020 and 2019, the Company expensed $120,000 and $240,000, respectively, of related party management fees related to this agreement.

R3 Accounting LLC (“R3”), owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During the three and six month periods ended June 30, 2020 and 2019, the Company expensed $103,500 and $37,550 and $141,000 and $130,550, respectively, related to R3 services.

Accounts receivable / (Accounts payable and accrued expenses) to related parties are as follows:

Related Party	At June 30, 2020	At December 31, 2019
TBG	$45,430	$(241,870)
R3	(19,931)	(19,931)
	$25,499	$(261,801)

Note 5 – Long Term Debt

During May 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $165,720. The loan matures in May 2022 and bears an interest rate of 1%.  Monthly payments on the loan are deferred for six months. The Small Business Administration will forgive the loan if certain employee retention criteria are met and the proceeds are used for eligible expenses.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 – Preferred Stock

The 264,894 outstanding Series A preferred shares are convertible into 24,900,000 common shares. The preferred shares do not pay dividends. The number of votes for the preferred share shall be the same as the amount of shares of common shares that would be issued upon conversion.

On June 24, 2020, the Company filed with the Secretary of State of the State of Nevada (the “Secretary of State”) a certificate of designation (the “Certificate of Designation”) of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). The Certificate of Designation was effective upon filing with the Secretary of State and designated a new series of preferred stock of the Company as Series B Convertible Preferred Stock with 4,000,000 shares authorized for issuance.

Upon the occurrence of the events as set forth in paragraph (a) or (b) below, each share of Series B Preferred Stock shall be converted into four (the “Conversion Ratio”) fully paid and non-assessable shares of common stock or any shares of capital stock or other securities of the Company into which such common stock shall hereafter be changed or reclassified (the “Conversion Shares”) as set forth in the Certificate of Designation.

(a)       Automatic Conversion

Immediately upon the listing of the common stock for trading on the New York Stock Exchange or the Nasdaq Stock Market, all of the issued and outstanding shares of Series B Preferred Stock shall automatically be converted into Conversion Shares without any further action of any holder of Series B Preferred Stock (each, a “Series B Holder” and collectively, “Series B Holders”).

(b)       Optional Conversion

A Series B Holder shall have the right at any time during the period beginning on the date which is six months following the date that the Series B Preferred Stock is initially issued and prior to any automatic conversion as provided in the Certificate of Designation, to convert all or any part of the outstanding Series B Preferred Stock held by such Series B Holder into Conversion Shares at the Conversion Ratio as provided in the Certificate of Designation, subject to limitations set forth in the Certificate of Designation.

Dividends

Series B Holders will be entitled to receive a quarterly dividend, until the conversion of the Series B Preferred Stock, at the rate of 8% per annum (the “Series B Dividend”). The Series B Dividend will be cumulative, shall accrue quarterly, and be paid via the issuance of a number of shares of common stock of the Company equal to (1) the dollar amount of the Series B Dividend being paid, divided by (2) $0.25 (the “Stock Dividend”). The Stock Dividend shall be paid via the issuance to the applicable Series B Holder of the applicable shares of common stock via book entry in the books and records of the Company. At June 30, 2020, cumulative unpaid dividends on the Series B Preferred Stock amounted to $767.

Voting Rights

Each share of Series B Preferred Stock shall have a number of votes on any matter submitted to the holders of the Company’s common stock, or any class thereof, for a vote, equal to the number of Conversion Shares into which the Series B Preferred Stock is then convertible, and shall vote together with the common stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series B Preferred Stock is issued and outstanding.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 – Pending Legal Matters

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company's condensed consolidated financial statements.

Note 8 – Subsequent Events

COVID 19 Pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”). In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 Outbreak continues to evolve. The impact of the COVID-19 Outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 Outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

EGG Agreement

On September 13, 2019, TurnKey Capital, Inc. (“TurnKey”), a related party of the Company, entered into a Definitive Acquisition Agreement (the “DAA”) with Egg Health Hub, Inc. (“EGG”), pursuant to which EGG would become a wholly owned subsidiary of TurnKey. EGG has no employees, does not currently conduct operations and has no financial assets and liabilities.

EGG is a brand new model for healthcare and wellness that brings together top physicians and wellness professionals into co-practicing communities with shared access to a full-stack technology platform – scheduling, billing, client acquisition, and telemedicine – and flexible access to beautiful office space designed to optimize both the physician and client experience. The Company believes that this model creates a compelling new option for re-tenanting traditional shopping centers and mixed-use space that landlords see as a true traffic generator.

On July 27, 2020, the Company and TurnKey entered into an assignment of the DAA. As a result of the COVID-19 outbreak, TurnKey determined that the original opportunity that existed with EGG was no longer practical in the short-term. The Company and TurnKey believed, however, that the EGG concept remained a viable concept on a virtual basis, and the Company possesses the infrastructure and willingness to pursue this opportunity. In exchange for 1,000,000 shares of the Company’s common stock, TurnKey assigned its interest in the DAA to the Company. The assignment of interest of the DAA from TurnKey to the Company will be accounted at historical cost as a transaction under common ownership that lacks commercial substance. Accordingly there will be no gain or loss recognized with respect to this transaction.

MEDIXALL GROUP, INC.

56,901,826 Shares of Common Stock

for Resale by Selling Stockholders

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2020 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2020

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered are set forth below. Each item listed, other than the Securities and Exchange Commission (“SEC”) registration fee, is estimated as follows:

Securities and Exchange Commission registration fee		$7,385.86
Accounting fees and expenses		*
Legal fees and expenses		*
Registrar and transfer agent fees and expenses		*
Miscellaneous		*

Total expenses	$	*

———————

* Estimated expenses not presently known.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Nevada law, a corporation may include a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, , or (c) for any transaction from which the director derived an improper personal benefit. Our Certificate limits personal liability of directors to the fullest extent permitted by Nevada law.

The provision also provides that we shall, to the fullest extent permitted, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if our board of directors approved such action. This indemnification will include expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us since September 2016 involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Such shares were issued in reliance upon an exemption from registration pursuant to, among others, Section 4(a)(2) of the Securities Act and Regulations D and S as promulgated under the Securities Act. Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to an accredited investor and a limited number of sophisticated investors, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

During the six month period ended June 30, 2020, we:

•

Received proceeds of $1,098,750, net of offering costs of $3,000, pursuant to a Private Placement Memorandum and for which 4,257,000 shares of restricted common stock were issued. These securities were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof.

•

Received proceeds of $500,000, net of offering costs of $0, pursuant to a Private Placement Memorandum and for which 500,000 shares of restricted Series B preferred stock were issued. These securities were issued pursuant to exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

•

Issued 5,844,375 restricted shares of common stock as compensation for services rendered by employees, advisors and independent contractors of the Company with a fair market value of $1,513,065. These securities were issued pursuant to exemptions from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof.

During the year ended December 31, 2019, we entered into the following securities related transactions;

•

received proceeds of $2,602,499, net of offering costs of $0 pursuant to a Private Placement Memorandum and for which 9,963,500 shares of restricted common stock were issued.

•

issued 1,346,501 shares of restricted common stock for services rendered by employees, advisors and independent contractors of the Company with a fair market value of $673,251.

During the year ended December 31, 2018, we entered into the following securities related transactions;

•

received proceeds of $2,516,855, net of offering costs of $309,783 pursuant to a Private Placement Memorandum and for which 7,632,231 shares of restricted common stock were issued.

•

issued 1,662,941 shares of restricted common stock as compensation for services rendered by employees, advisors, and independent contractors of the Company with a fair market value of $997,765.

•

issued 10,000 shares of restricted common stock with a fair market value of $6,000 to settle a legal matter.

During the year ended December 31, 2017, we effected the following unregistered sales of our securities:

•

Issued 13,466,420 shares of restricted common stock in exchange for proceeds of $2,461,730.

During the year ended December 31, 2016, we effected the following unregistered sales of our securities:

•

Issued 32,867 shares as a result of an error in issuances from prior financings;

•

Issued 7,811,250 shares of restricted common stock in exchange for aggregate proceeds of $781,125.

•

Issued 264,894 shares of Series A Convertible Preferred stock, convertible into 24,900,000 shares of common stock, in equal amounts to each of Timothy Hart, our CFO, Neil Swartz, our CEO, and Noel Guillama, a director, in connection with the Merger.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The list of exhibits preceding the signature page to this registration statement is incorporated herein by reference.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.2	Articles of Merger filed with Nevada Secretary of State on December 31, 2002 (incorporated by reference to Exhibit 3.2 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.3

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on December 31, 2002 (incorporated by reference to Exhibit 3.3 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.4

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on June 23, 2003 (incorporated by reference to Exhibit 3.4 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.5

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 25, 2003 (incorporated by reference to Exhibit 3.5 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.6

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on March 30, 2005 (incorporated by reference to Exhibit 3.6 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.7

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on October 29, 2007 (incorporated by reference to Exhibit 3.7 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.8

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on May 14, 2009 (incorporated by reference to Exhibit 3.8 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.9

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on August 26, 2009 (incorporated by reference to Exhibit 3.9 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.10

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on September 10, 2010 (incorporated by reference to Exhibit 3.10 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.11

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 12, 2011 (incorporated by reference to Exhibit 3.11 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.12	Certificate of Change filed with Nevada Secretary of State on September 21, 2011 (incorporated by reference to Exhibit 3.12 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.13

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 2, 2013 (incorporated by reference to Exhibit 3.13 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.14

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 10, 2013 (incorporated by reference to Exhibit 3.14 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.15

Amended and Restated Articles of Incorporation filed with Nevada Secretary of State on June 17, 2014 (incorporated by reference to Exhibit 3.16 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

3.16

Certificate of Amendment to the Articles of Incorporation changing the Company’s name from Continental Rail Corp. to MediXall Group, Inc. (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed with the SEC on November 16, 2016)

3.17	Certificate of Change to effect a 1 for 15 reverse stock split (incorporated by reference to Exhibit 3.3 to current report on Form 8-K filed with the SEC on November 16, 2016)
3.18	Certificate of Designation of Series B Convertible Preferred Stock of MediXall Group, Inc. (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed with the SEC on June 24, 2020)
3.19	Bylaws (incorporated by reference to Exhibit 3.15 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
5.1*	Opinion of Anthony L.G., PLLC
10.1

Agreement dated June 25, 2013 by and between TBG Holdings, Neil Swartz, Tim Hart, Larry Coe and John H. Marino, Sr., Transportation Management Services, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.1 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.2

Letter agreement dated May 27, 2013 by and between Continental Rail Corp. and Taylor-DeJongh International  (incorporated by reference to Exhibit 10.2 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.3

Employment Agreement effective June 27, 2013 by and between IGSM Group, Inc. and Wayne A. August (Incorporated by reference to Exhibit 10.3 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.4

Employment Agreement effective June 25, 2013 by and between IGSM Group, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.4 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.5

Amendment No. 1 to Agreement by and between TBG Holdings, Neil Swartz, Tim Hart, Larry Coe and John H. Marino, Sr., Transportation Management Services, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.5 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.6

Independent Consultant Agreement dated October 2, 2013 by and between John M. Keasling and Continental Rail Corp. (incorporated by reference to Exhibit 10.6 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.7

Amendment to Independent Consultant Agreement dated June 24, 2014, effective October 2, 2013 by and between Continental Rail Corp. and John M. Keasling (incorporated by reference to Exhibit 10.7 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.8

Agreement between the Company, Continental Rail, LLC, and the Company’s Series A Preferred Shareholders (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on June 26, 2015)

10.9

Definitive Agreement for the Exchange of Common Stock for Limited Liability Company interest dated June 24, 2016 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on June 27, 2016)

10.10	Share Exchange Agreement dated July 8, 2016 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed with the SEC on December 16, 2016)
10.11	Share Exchange Agreement and Plan of Reorganization dated December 13, 2016 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on December 16, 2016)
10.12

Definitive Acquisition Agreement dated July 27, 2020 between the Registrant and TurnKey Capital, Inc. (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on July 29, 2020)

14.1	Code of Business Conduct and Ethics. (incorporated by reference to Exhibit 14.1 of Form S-1 filed with the SEC on March 5, 2014)
21.1*	List of Subsidiaries
23.1*	Consent of Hacker, Johnson & Smith PA
23.2*	Consent of Anthony L.G., PLLC (included in Exhibit 5.1)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

* Filed herewith

† Management contract, compensation plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on September 3, 2020.

MEDIXALL GROUP, INC.

By:	/s/ Timothy S. Hart
Timothy S. Hart
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Timothy S. Hart his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy S. Hart	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	September 3, 2020
Timothy S. Hart

/s/ Neil Swartz	Interim Chief Executive Officer (principal executive officer)	September 3, 2020
Neil Swartz

/s/ Noel Guillama	Director	September 3, 2020
Noel Guillama